As filed with the Securities and Exchange Commission on December 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE NEWS CORPORATION LIMITED

(Exact name of Registrant as specified in its charter)

Australia	2711	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2 Holt Street

Surry Hills, New South Wales 2010, Australia

(Country Code 61) 2-9-288-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Arthur M. Siskind, Esq.

News America Incorporated

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Jeffrey W. Rubin, Esq. Hogan & Hartson L.L.P. 875 Third Avenue New York, NY 10022 (212) 918-3000	Joseph P. Gromacki, Esq. Jenner & Block LLP One IBM Plaza Chicago, IL 60611 (312) 222-9350	Vincent J. Pisano, Esq. Kirkland & Ellis LLP Citigroup Center, 153 E. 53rd Street New York, NY 10022-4675 (212) 446-4800

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee

Preferred Limited Voting Ordinary Shares (1)	114,299,104 Shares	$7.21125	$824,239,413.72	$66,681

(1)	Some or all of News Corporation’s Preferred Limited Voting Ordinary Shares will be offered and sold in the form of American Depositary Shares evidenced by American Depositary Receipts. News Corporation’s ADSs have been registered under a separate registration statement on Form F-6.
(2)	Estimated pursuant to Rule 457 under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on ¼ of the average of the high and low sales prices of the Registrant’s Preferred ADSs on December 19, 2003, as reported on the New York Stock Exchange Composite Tape. Each Preferred ADS represents four News Corporation Preferred Limited Voting Ordinary Shares.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2003

PROSPECTUS

28,574,776 American Depositary Shares,

each representing four

Preferred Limited Voting Ordinary Shares

The News Corporation Limited

This prospectus relates to resales of American Depositary Shares (the “Preferred ADSs”), each representing four Preferred Limited Voting Ordinary Shares (the “Preferred Ordinary Shares”), previously issued by The News Corporation Limited to General Motors Corporation (“GM” or the “selling security holder”) or its permitted transferees in connection with our acquisition of a 34% interest in Hughes Electronics Corporation, which was previously a wholly-owned subsidiary of GM.

An investment in these securities involves risks. See “ Risk Factors” beginning on page 2.

The Preferred ADSs currently trade on the New York Stock Exchange under the symbol “NWS.A.” On December 19, 2003, the last reported sale price of our Preferred ADSs on the NYSE was $28.85 per Preferred ADS.

The selling security holder directly, or through agents designated from time to time, or through dealers or underwriters to be designated, may sell the offered securities from time to time on terms to be determined at the time of sale. See “Plan of Distribution.” To the extent required, the specific offered securities to be sold, the names of the selling security holder, the respective purchase price and public offering price, the names of such agents, dealers or underwriters, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying prospectus supplement.

We will not receive any of the proceeds from the sale of any of the offered securities. The offered securities may be offered by the selling security holder in negotiated transactions or otherwise, at fixed prices, at market prices prevailing at the time of sale or at negotiated prices. See the information under “Plan of Distribution.” The selling security holder reserves the sole right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of the offered securities to be made directly or through its agents.

The selling security holder and any broker-dealers, agents or underwriters that participate with the selling security holder in the sale of the offered securities may be deemed to be underwriters within the meaning of the Securities Act. Any profits realized by the selling security holder may be deemed to be underwriting commissions. Any commissions paid to broker-dealers and, if broker-dealers purchase the offered securities as principals, any profits received by such broker-dealers on the resale of the offered securities, may be deemed to be underwriting discounts or commissions under the Securities Act.

By agreement with the selling security holder, we will pay substantially all of the expenses incident to the registration of the Preferred ADSs, consisting of printing, legal, accounting, SEC registration and other fees estimated to be approximately $400,000. See the information below under “Plan of Distribution” relating to indemnification arrangements between News Corporation and the selling security holder.

Neither the Securities and Exchange Commission, nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE NEWS CORPORATION LIMITED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE NEWS CORPORATION LIMITED AND ITS SUBSIDIARIES SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

THIS DOCUMENT DOES NOT CONSTITUTE A PROSPECTUS WITHIN THE MEANING OF THE AUSTRALIAN CORPORATIONS ACT 2001 AND HAS NOT BEEN LODGED WITH THE AUSTRALIAN SECURITIES AND INVESTMENTS COMMISSION (“ASIC”). NONE OF GM, NEWS CORPORATION OR THE UNDERWRITER (IF ANY) HAS AUTHORIZED, OR TAKEN ANY ACTION TO LODGE, AN AUSTRALIAN LAW COMPLIANT PROSPECTUS WITH ASIC IN RELATION TO THE PREFERRED ADSs OR THE PREFERRED ORDINARY SHARES. THIS DOCUMENT HAS BEEN PREPARED TO COMPLY WITH RELEVANT U.S. LAWS AND THE INFORMATION DISCLOSED IS NOT THE SAME AS THAT WHICH MUST BE DISCLOSED IN AN AUSTRALIAN PROSPECTUS. NEITHER THE PREFERRED ADSs NOR THE PREFERRED ORDINARY SHARES WHICH ARE REPRESENTED BY THEM MAY BE DISTRIBUTED OR SOLD IN AUSTRALIA TO ANY PERSON OTHER THAN BY WAY OF, OR PURSUANT TO, AN OFFER THAT DOES NOT NEED DISCLOSURE UNDER THE AUSTRALIAN CORPORATIONS ACT 2001.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and file reports and other information with the Securities and Exchange Commission, which we refer to as the SEC.

You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of all or any part of such material by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. For more information about the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports and other information about issuers who file electronically with the SEC, including News Corporation. The Internet address of the site is http://www.sec.gov.

Reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005. You may also obtain certain of these documents at News Corporation’s website at www.newscorp.com. Except as otherwise specifically provided herein, we are not incorporating the contents of the websites of the SEC, News Corporation or any other person into this document. We are only providing information about how you may obtain certain documents that are incorporated into this document by reference at these websites.

This prospectus forms part of the registration statement filed by News Corporation with the SEC under the Securities Act. This prospectus omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed with the SEC, pursuant to the Exchange Act, an Annual Report on Form 20-F for the fiscal year ended June 30, 2003 filed on October 29, 2003, an amendment to such report on Form 20-F/A filed on December 8, 2003 and a report on Form 6-K filed on November 5, 2003, which are hereby incorporated by reference in and made a part of this prospectus. We also incorporate by reference the descriptions of our ADSs, Preferred ADSs, Ordinary Shares and Preferred Ordinary Shares contained in our registration statement on Form 8-A (SEC File No. 1-9141) filed with the SEC on November 2, 1994 and any amendment or report filed for the purpose of updating such descriptions.

Statements contained in any such documents as to the contents of any contract or other document referred to therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed with the SEC, each such statement being qualified in all respects by such reference.

Reports and other information filed by us with the SEC following the date hereof and prior to the termination of this offering, including annual reports on Form 20-F and, to the extent that the cover pages thereof state that they are to be incorporated into one or more registration statements, reports on Form 6-K, shall be deemed to be incorporated by reference herein. Statements contained in this document as to the contents of any contract or other document referred to in such document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed with the SEC, each such statement being qualified in all respects by such reference. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent any statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

We will provide to each person to whom a prospectus is delivered, upon written or oral request, without charge, a copy of any and all of the information incorporated by reference in this prospectus (excluding exhibits to such information unless such exhibits are specifically incorporated by reference therein). Requests for copies

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of such information relating to News Corporation should be directed to: News America Incorporated, 1211 Avenue of the Americas, New York, NY 10036, Attention: Investor Relations (telephone number (212) 852-7059).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal,” or the negative of those words or other comparable words are intended to identify forward-looking statements.

These statements appear in a number of places in this prospectus and documents incorporated by reference in this prospectus and are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. These forward-looking statements are subject to risks, uncertainties and assumptions about us, and our subsidiaries and businesses, including the risks and uncertainties discussed in this prospectus under the caption “Risk Factors” and elsewhere, and are not guarantees of performance. Other important factors that could affect our future results and cause those results or other outcomes to differ materially from those expressed in the forward-looking statements include:

•	deterioration in worldwide economic and business conditions;

•	rapidly changing technology challenging our businesses’ ability to adapt successfully;

•	exposure to fluctuations in currency exchange rates;

•	significant changes in our assumptions about customer acceptance, overall market penetration and competition from providers of alternative products and services;

•	unexpected challenges created by legislative and regulatory developments;

•	changes in our business strategy and development plans;

•	the September 11, 2001 terrorist attacks, the military activity in Iraq, the outbreak or escalation of hostilities between the United States and any foreign power or territory and changes in international political conditions as a result of these events may continue to affect the United States and the global economy and may increase other risks; and

•	other risks described from time to time in periodic reports that we file with the SEC.

Because the above factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement that we make, you should not place undue reliance on any forward-looking statement. Further, any forward-looking statement speaks only as of the date on which it is made. We do not ordinarily make projections of our future operating results and undertake no obligation to publicly update or revise any forward-looking statement, except as required by law. You should carefully review the other documents we file with the SEC.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms “News Corporation,” “the Company,” “we,” “our” and “us” refer to The News Corporation Limited and its consolidated subsidiaries, unless otherwise specified.

News Corporation

News Corporation is a diversified international media and entertainment company with operations in eight industry segments, including filmed entertainment, television, cable network programming, direct broadcast satellite television, magazines, inserts, newspapers, book publishing and other. The activities of News Corporation are conducted principally in the United States, the United Kingdom, Italy, Asia, Australia and the Pacific Basin.

Our principal executive offices are located at 2 Holt Street, Surry Hills, New South Wales, 2010, Australia, and News Corporation’s telephone number is 61-2-9-288-3000. The executive offices of our principal U.S. subsidiary, News America Incorporated, are located at 1211 Avenue of the Americas, New York, New York 10036, and News America’s telephone number is (212) 852-7000.

Use of Proceeds	We will not receive any of the proceeds from the sale of the Preferred ADSs by the selling security holder. See “Use of Proceeds” and “Plan of Distribution.”

Risk Factors	An investment in the Preferred ADSs involves risks. See “Risk Factors” described in this prospectus or in any other documents subsequently filed with the Commission for a discussion of factors you should carefully consider before deciding to purchase any Preferred ADSs.

Trading	News Corporation’s Preferred ADSs currently trade on the New York Stock Exchange under the symbol “NWS.A”.

RISK FACTORS

In addition to the other information set forth in this prospectus and in the documents incorporated by reference herein, prospective investors should consider carefully the risk factors set forth below before making an investment in the securities offered pursuant to this prospectus.

Risk Factors

A Decline in Advertising Expenditures Could Cause Our Revenues and Operating Results to Decline Significantly in any Given Period or in Specific Markets. We derive substantial revenues from the sale of advertising on our television stations, broadcast and cable networks and direct-to-home television services and in our newspapers and inserts. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. This could cause our revenues and operating results to decline significantly in any given period or in specific markets.

Acceptance of Our Film and Television Programming by the Public is Difficult to Predict, Which Could Lead to Fluctuations in Revenues. Feature film and television production and distribution are speculative businesses since the revenues derived from the production and distribution of a feature film or television series depend primarily upon its acceptance by the public, which is difficult to predict. The commercial success of a feature film or television series also depends upon the quality and acceptance of other competing films and television series released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Further, the theatrical success of a feature film and the audience ratings for a television series are generally key factors in generating revenues from other distribution channels, such as home video and premium pay television with respect to feature films and syndication with respect to television series.

The Loss of Carriage Agreements Could Cause Our Revenue and Operating Results to Decline Significantly in any Given Period or in Specific Markets. We are dependent upon the maintenance of affiliation agreements with third-party owned television stations, and there can be no assurance that these affiliation agreements will be renewed in the future on terms acceptable to us. The loss of a significant number of these affiliation arrangements could reduce the distribution of the Fox Broadcasting Company (“FOX”) thereby adversely affecting our ability to sell national advertising time. Similarly, our cable networks maintain affiliation and carriage arrangements that enable them to reach a large percentage of cable and direct broadcast satellite (“DBS”) households across the United States. The loss of a significant number of these arrangements or the loss of carriage on basic programming tiers could reduce the distribution of our cable networks, thereby adversely affecting such networks’ revenues from subscriber fees and ability to sell advertising time.

The Inability to Renew Sports Programming Rights Could Cause Our Advertising Revenue to Decline Significantly in any Given Period or in Specific Markets. The sports rights contracts between us, on the one hand, and various professional sports leagues and teams, on the other, have varying duration and renewal terms. As these contracts expire, renewals on favorable terms may be sought; however, third parties may outbid the current rights holders for such rights contracts, the professional sports leagues or teams may create their own network, or the renewal costs could substantially exceed the original contract cost. The loss of rights could impact the extent of the sports coverage offered by us and our affiliates, as it relates to FOX, and could adversely affect our advertising revenues. In addition, if escalations in sports programming rights costs are unmatched by increases in advertising rates and, in the case of cable networks, subscriber fees, our businesses that acquire or own such rights could be adversely affected.

Changes in U.S. or Foreign Communications Laws and Other Regulations May Have an Adverse Effect on Our Business. In general, the television broadcasting and cable industries in the United States are highly regulated by federal laws and regulations issued and administered by various federal agencies, including the FCC. The FCC generally regulates, among other things, the ownership of media, including ownership by non-U.S. citizens, broadcast programming and technical operations. Further, the United States Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters, including technological changes, which could, directly or indirectly, affect the operations and ownership of our U.S. broadcast properties. Similarly, changes in regulations imposed by governments in other jurisdictions in which we, or entities in which we have an interest, operate could adversely affect our business and results of operations.

We Are Controlled by One Principal Shareholder. Approximately 30% of the Ordinary Shares of News Corporation are owned by (1) K. Rupert Murdoch, (2) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. Murdoch, members of his family and certain charities, and (3) corporations controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons. By virtue of the shares of News Corporation owned by such persons and entities, and Mr. Murdoch’s positions as Chairman and Chief Executive of News Corporation, Mr. Murdoch may be deemed to control the operations of News Corporation.

USE OF PROCEEDS

The net proceeds from the sale of the offered securities will be paid to the selling security holder. We will not receive any proceeds from the sale of the offered securities.

NEWS CORPORATION

News Corporation is a diversified international media and entertainment company with operations in eight segments, including filmed entertainment, television, cable network programming, direct broadcast satellite television, magazines and inserts, newspapers, book publishing and other. Our activities are conducted principally in the United States, the United Kingdom, Italy, Asia, Australia and the Pacific Basin.

As of the date of this document, News Corporation owns approximately 82% of the equity of Fox Entertainment Group, Inc. (“Fox Entertainment”), and approximately 97.0% of its voting power. Fox Entertainment is principally engaged in the following businesses:

•	Filmed Entertainment. Fox Entertainment engages in feature film and television production and distribution principally through the following businesses: Fox Filmed Entertainment, a producer and distributor of feature films; Twentieth Century Fox Television, a producer of network television programming; Twentieth Television, a producer and distributor of television programming; and Fox Television Studios, a producer of broadcast and cable programming.

•	Television. Fox Television Stations currently owns and operates 35 full power stations, of which 25 are affiliates of the FOX television network (“FOX”), including stations located in nine of the top ten designated market areas (“DMAs”) and nine are affiliates of the United Paramount Network, including stations located in four of the top ten DMAs. Fox Broadcasting Company operates FOX that has 183 affiliated stations across the United States, including the 25 full power television stations that are owned and operated by Fox Entertainment.

•	Cable Network Programming. Fox Entertainment’s primary cable network programming businesses include: Fox News Channel, a 24-hour all news cable channel; and Fox Sports Networks, comprised of a group of 24-hour regional cable sports programming services and a 50% interest in a complementary national sports programming service, Fox Sports Net; and FX Networks, a general entertainment network.

News Corporation also has operations in the following business segments through its other subsidiaries and investments:

•	Television. In Asia, STAR Group Limited, an indirect wholly-owned subsidiary of News Corporation, is engaged in the development, production and distribution of television programming to 53 countries throughout Asia and the Middle East. STAR currently broadcasts in seven languages and across 39 channels.

•	Direct Broadcast Satellite Television. In Italy, SKY Italia, owned 80.1% by News Corporation, distributes over 100 channels of basic and premium programming services via satellite directly to subscribers. News Corporation also holds an approximate 35% interest in BSkyB, which is the leading pay television broadcaster in the United Kingdom and Ireland, and is one of the leading suppliers of content, including movies, news, sports and general entertainment programming to pay television operators in the U.K. News Corporation also owns a 25% interest in the FOXTEL pay television service in Australia. News Corporation also has a 45.1% interest in Independent Newspapers Limited that owns a 66.25% interest in SKY Network Television Limited, a land-linked UHF network and digital DBS service in New Zealand. In Latin America, News Corporation has a 36% equity interest and an approximate 49.7% economic interest in the entity that operates Sky Brasil, the leading direct-to-home pay television service in Brazil, a 30% interest in the entity that operates Sky Mexico, the leading direct-to-home pay television service in Mexico, and a 30% interest in Sky Multi-Country Partners, which has interests in direct-to-home television services in Chile (Sky Chile) and Colombia (Sky Colombia).

•

Magazines and Inserts. Through its News America Marketing Group, News Corporation publishes free standing inserts, which are promotional booklets containing consumer offers distributed through insertion in local Sunday newspapers, and provides in-store marketing products and services, primarily to consumer packaged goods manufacturers. In addition, News Corporation owns approximately 43% of Gemstar-TV Guide International, Inc., which is a media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide.

•	Newspapers. News Corporation is the largest newspaper publisher in Australia, owning more than 100 newspapers. In the United Kingdom, News Corporation publishes four national newspapers (The Times, The Sunday Times, The Sun and the News of the World), which account for approximately one-third of all national newspapers sold in the United Kingdom. News Corporation also publishes in New York City The New York Post, a mass circulation, metropolitan morning newspaper.

•	Book publishing. Through HarperCollins Publishers, News Corporation is engaged in English language book publishing on a worldwide basis. Its most significant components are HarperCollins Publishers Inc., headquartered in New York, HarperCollins Publishers Limited, headquartered in London, and The Zondervan Corporation, headquartered in Grand Rapids, Michigan. HarperCollins primarily publishes fiction and non-fiction, including religious books, for the general consumer.

•	Other. News Corporation owns approximately 77.8% of the equity (and 97.23% of the voting power) of NDS Group plc, which is a leading supplier of open end-to-end digital pay-television solutions for the secure delivery of entertainment to television set-up boxes and personal computers.

Hughes Transactions.

On December 22, 2003, News Corporation acquired a 34% interest in Hughes Electronics Corporation (“Hughes”) , for approximately US$3.1 billion (A$4.2 billion) in cash and approximately 130.7 million Preferred ADSs of News Corporation, of which approximately 28.6 million Preferred ADSs were issued to GM (the “Hughes Transactions”). News Corporation transferred its ownership interest in Hughes to Fox Entertainment in exchange for promissory notes representing US$4.5 billion (A$6.8 billion) and approximately 74.5 million shares of Fox Entertainment’s Class A Common Stock. Prior to the completion of the Hughes Transactions, GM owned all of the outstanding common stock of Hughes and held an approximately 19.8% retained economic interest in Hughes.

Hughes had approximately US$7.17 billion of revenues for the nine months ending September 30, 2003 and approximately US$18.9 billion of assets as of that date. Hughes is a provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting. Hughes’ businesses include DIRECTV, an all-digital multi-channel entertainment service; Hughes Network Systems, a provider of broadband satellite networks and services to both consumers and enterprises; and an 81% interest in PanAmSat, the owner and operator of one of the world’s largest commercial satellite fleets. K. Rupert Murdoch, News Corporation’s Chairman and Chief Executive, has become Chairman of Hughes, and News Corporation’s former Co-Chief Operating Officer, Chase Carey, has become President and Chief Executive Officer of Hughes.

PRICE RANGE OF SECURITIES

News Corporation Preferred ADSs, each representing four Preferred Ordinary Shares, are listed on the New York Stock Exchange under the symbol “NWS.A.” The following table sets forth in U.S. dollars the reported high and low closing sales prices on the New York Stock Exchange of the News Corporation Preferred ADSs for the periods listed.

	US$ High	US$ Low
Fiscal Year Ended June 30,
1999	33.69	18.25
2000	56.44	24.56
2001	48.63	24.60
2002	33.33	18.62
2003	26.64	15.32
Fiscal Year Ended June 30,
2002
First Quarter	33.33	20.51
Second Quarter	27.60	21.65
Third Quarter	27.15	20.99
Fourth Quarter	25.91	18.62
2003
First Quarter	20.26	15.32
Second Quarter	23.95	16.00
Third Quarter	24.60	18.95
Fourth Quarter	26.64	21.00
2004
First Quarter	29.84	25.05
Second Quarter (through December 19, 2003)	31.02	27.29
Month Ended
June 30, 2003	26.64	24.55
July 31, 2003	26.30	25.05
August 31, 2003	28.92	25.40
September 30, 2003	29.84	27.05
October 31, 2003	29.55	27.61
November 30, 2003	31.02	28.08

On December 19, 2003, the closing sales price on the New York Stock Exchange of News Corporation’s Preferred ADSs was US$28.85.

The following table contains, for the periods indicated, the annual dividends paid per Preferred Ordinary Share of News Corporation and per News Corporation Preferred ADS. Four Preferred Ordinary Shares underlie each News Corporation Preferred ADS.

	Dividend paid per News Corporation Preferred Ordinary Share		Dividend paid per News Corporation Preferred ADS
	A$	US$(1)	US$(1)
Fiscal year ended June 30,
1999	0.075	0.0483	0.1932
2000	0.075	0.0389	0.1556
2001	0.075	0.0385	0.1540
2002	0.075	0.0389	0.1556
2003	0.075	0.0504	0.2014

(1)	Dividend amounts have been translated into U.S. dollars at the Noon Buying Rate prevailing on the dates the final dividends were paid.

Declaration and payment of dividends is within the sole discretion of News Corporation’s Board of Directors, subject to limitations imposed by Australian law. The dividend levels of past years may not be indicative of future dividends.

CAPITALIZATION OF NEWS CORPORATION

The following table sets forth the unaudited consolidated capitalization of News Corporation as of September 30, 2003 (A-GAAP) as reported. The Australian dollar amounts as of September 30, 2003 set forth herein have been derived from, should be read in conjunction with, and are qualified in their entirety by reference to, News Corporation’s unaudited consolidated condensed financial statements for the three months ended September 30, 2003 presented in accordance with A-GAAP contained in News Corporation’s Report on Form 6-K filed November 5, 2003. A-GAAP differs significantly in certain respects from US-GAAP. A discussion of these significant differences is found in Note 34 of News Corporation’s consolidated financial statements contained in the News Corporation 2003 Annual Report on Form 20-F for the fiscal year ended June 30, 2003. Amounts set forth herein which are stated in Australian dollars have been translated into U.S. dollars, solely for the convenience of the reader, at an exchange rate of A$1.00 = US$0.7398, the noon buying rate on December 10, 2003. Such translations should not be construed as representations that the Australian dollar amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.

The following is in accordance with A-GAAP (all dollar amounts in millions):

	September 30, 2003
			(in US$)
Current maturities of borrowings	A$	415	US$	307

Long-term borrowings
8 1/2% Notes due February 15, 2005	A$	194	US$	144
6.625% Notes due January 9, 2008		517		382
7 3/8% Notes due October 17, 2008		296		219
4.75% Notes due March 15, 2010		222		164
9 1/4% Notes due February 1, 2013		739		547
8 5/8% Notes due February 7, 2014		150		111
7.6% Notes due October 11, 2015		296		219
8% Notes due October 17, 2016		591		437
7.25% Notes due May 18, 2018		517		382
8 1/4% Notes due August 10, 2018		369		273
Liquid Yield Option Notes (LYONs™) due February 28, 2021		1,223		905
8 7/8% Notes due April 26, 2023		369		273
7 3/4% Notes due January 20, 2024		296		219
7 3/4% Notes due February 1, 2024		133		98
9 1/2% Notes due July 15, 2024		296		219
8 1/2% Notes due February 23, 2025		296		219
7.7% Notes due October 30, 2025		369		273
7.43% Notes due October 1, 2026		355		263
7 1/8% Notes due April 8, 2028		296		219
7.3% Notes due April 30, 2028		296		219
7.28% Notes due June 30, 2028		296		219
7.625% Notes due November 30, 2028		296		219
6.55% Notes due March 15, 2033		517		382
6.703% MOPPrS™ due May 21, 2034		222		164
8.45% Notes due August 1, 2034		296		219
8.15% Notes due October 17, 2036		443		328
6.75% Notes due January 9, 2038		369		273
7.75% Notes due December 1, 2045		887		656
7.9% Notes due December 1, 2095		222		164
8 1/4% Notes due October 17, 2096		148		109
Film production financing		1,059		783
Other		65		48
Total long-term borrowings		12,640		9,349
Total borrowings		13,055		9,656

Exchangeable securities		2,063		1,526
Total shareholders’ equity(1)(2)		37,532		27,766
Total capitalization(3)	A$	52,235	US$	38,641

™	Trademark of Merrill Lynch & Co., Inc.
(1)	On October 15, 2003 Liberty Media Corporation acquired US$500 million (A$835 million) of our Preferred ADSs, which represented 23,255,814 of our Preferred ADSs.
(2)	On December 22, 2003 News Corporation issued approximately 130.7 million Preferred ADSs in connection with the acquisition of a 34% interest in Hughes Electronics Corporation, of which approximately 28.6 million Preferred ADSs were issued to General Motors.
(3)	Excludes current maturities of long-term borrowings.

FOREIGN EXCHANGE RATES

The following table sets forth, for the periods indicated, the average, high, low and period-end noon buying rates in New York City for Australian dollars as certified for customs purposes by the Federal Reserve Bank of New York, expressed in US$ per A$1.00.

Fiscal Year Ended June 30,	Average(1)	High	Low	Period End
1999	0.6246	0.6712	0.5550	0.6618
2000	0.6256	0.6703	0.5685	0.5971
2001	0.5320	0.5996	0.4828	0.5100
2002	0.5240	0.5748	0.4841	0.5628
2003	0.5809	0.6729	0.5280	0.6655

(1)	The average of the noon buying rates from the last business day of each fiscal month during each period presented.

The following table sets out, for the periods indicated, information concerning the high and low rates of exchange for the A$ for each month during the previous six months based on the noon buying rate:

Period	High	Low
June 2003	0.6729	0.6564
July 2003	0.6823	0.6454
August 2003	0.6653	0.6390
September 2003	0.6810	0.6395
October 2003	0.7077	0.6814
November 2003	0.7238	0.6986

On December 10, 2003, the latest practicable date for which exchange rate information was available before the filing of this document, the noon buying rate was US$0.7398 per A$1.00.

SELECTED HISTORICAL FINANCIAL INFORMATION OF NEWS CORPORATION

The following selected historical financial data of News Corporation has been derived from the historical audited consolidated financial statements and related notes of News Corporation for each of the years in the five-year period ended June 30, 2003 for both A-GAAP and US-GAAP and from the unaudited consolidated financial statements of News Corporation for the three months ended September 30, 2003 and 2002 for A-GAAP. The selected historical data is only a summary, and should be read in conjunction with the historical consolidated financial statements and related notes contained in News Corporation’s Annual Report on Form 20-F for the fiscal year ended June 30, 2003, which is incorporated into this document by reference. The selected historical unaudited financial information for the three months ended September 30, 2002 and 2003 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to, News Corporation’s unaudited consolidated condensed financial statements for the three months ended September 30, 2002 and 2003 presented in accordance with A-GAAP contained in News Corporation’s Report on Form 6-K filed November 5, 2003. The selected historical financial data is set forth in Australian dollars with a translation of amounts for the three months ended September 30, 2003 (A-GAAP) and the fiscal year ended June 30, 2003 (US-GAAP) into U.S. dollars at A$1.00 = US$0.7398, the noon buying rate on December 10, 2003, solely for your convenience.

The consolidated financial statements of News Corporation contained in its Annual Report on Form 20-F for the fiscal year ended June 30, 2003 have been prepared in accordance with A-GAAP. A-GAAP differs significantly in certain respects from US-GAAP. A discussion of these significant differences is found in Note 34 of News Corporation’s consolidated financial statements.

											(unaudited)
	Fiscal Year Ended June 30,(1)										Three Months Ended September 30,
	1999		2000		2001		2002		2003		2002		2003		2003
					(in millions, except per share data)										(in US$)
Amounts in accordance with A-GAAP
Statement of Financial Performance data:
Sales revenue	A$	21,774	A$	22,433	A$	25,578	A$	29,014	A$	29,913	A$	6,931	A$	7,081	US$	5,239
Depreciation and amortization		510		562		706		749		776		185		219		162
Operating income		2,752		2,742		3,093		3,542		4,352		996		1,095		810
Net profit (loss) from associated entities		(545)		(298)		(249)		(1,434)		(89)		(174)		87		64
Net borrowing costs		(773)		(814)		(935)		(1,000)		(791)		(225)		(173)		(128)
Dividends on exchangeable securities		(80)		(79)		(90)		(93)		(94)		(23)		(28)		(21)
Net profit (loss) attributable to members of the parent entity		1,088		1,921		(746)		(11,962)		1,808		295		644		476
Basic/Diluted earnings per share on net profit (loss) attributable to members of the parent entity:
Ordinary shares		0.25		0.42		(0.17)		(2.17)		0.31		0.05		0.11		0.08
Preferred limited voting ordinary shares		0.30		0.51		(0.21)		(2.60)		0.37		0.06		0.13		0.10
Dividends per ordinary share		0.030		0.030		0.030		0.015 (2)		0.030		0.015		0.015		0.011
Dividends per preferred ordinary share		0.075		0.075		0.075		0.0375 (2)		0.075		0.0375		0.0375		0.028
Dividends per ordinary share in U.S. dollars	US$	0.019	US$	0.018	US$	0.016	US$	0.008	US$	0.018	US$	0.008	US$	0.010	US$	0.011
Dividends per preferred ordinary share in U.S. dollars	US$	0.047	US$	0.047	US$	0.041	US$	0.020	US$	0.044	US$	0.021	US$	0.025	US$	0.028
Statement of Financial Position data at period end:
Cash	A$	7,483	A$	4,638	A$	5,615	A$	6,337	A$	6,746			A$	7,267	US$	5,376
Total assets		53,972		65,585		84,961		71,441		67,747				67,737		50,112
Total interest bearing liabilities		13,167		15,431		18,805		15,441		12,429				13,055		9,658
Total shareholders’ equity		27,109		32,660		47,595		39,468		38,721				37,533		27,767

SELECTED HISTORICAL FINANCIAL INFORMATION OF NEWS CORPORATION—(continued)

	Fiscal Year Ended June 30,(1)
	1999		2000		2001		2002		2003		2003
	(in millions, except per share data)										(in US$)
Amounts in Accordance with US-GAAP
Income statement data:
Revenue	A$	21,704	A$	22,337	A$	25,387	A$	28,776	A$	29,752	US$	22,011
Depreciation and amortization		1,033		1,108		1,321		1,373		717		530
Operating income		2,012		1,509		1,823		256		3,886		2,875
Equity in losses of associated companies		(509)		(936)		(1,711)		(14,840)		(584)		(432)
Interest expense, net		(783)		(829)		(935)		(1,000)		(793)		(587)
Other income (expense)		1,317		1,924		635		1,965		171		127
Income (loss) before cumulative effect of accounting change		963		(329)		740		(14,552)		1,421		1,051
Net income (loss)		963		(329)		(218)		(14,670)		1,421		1,051
Basic and Diluted income (loss) before cumulative effect of accounting change per share:
Ordinary shares		0.22		(0.09)		0.15		(2.64)		0.24		0.18
Preferred limited voting ordinary shares		0.27		(0.10)		0.18		(3.16)		0.29		0.21
Basic and Diluted net income (loss) per share:
Ordinary shares		0.22		(0.09)		(0.06)		(2.66)		0.24		0.18
Preferred limited voting ordinary shares		0.27		(0.10)		(0.07)		(3.19)		0.29		0.21
Balance sheet data at period end:
Cash	A$	7,483	A$	4,638	A$	5,615	A$	6,337	A$	6,746	US$	4,991
Total assets		47,094		57,986		81,466		65,837		62,634		46,337
Total interest bearing liabilities		13,167		15,431		18,805		15,441		12,429		9,195
Total shareholders’ equity		14,195		18,554		36,427		24,953		22,729		16,815

(1)	See Note 32 to the consolidated financial statements of The News Corporation Limited and Subsidiaries for information with respect to significant acquisitions and dispositions during fiscal 2001, 2002 and 2003. In fiscal 1999, News Corporation acquired substantially all of Liberty Media Corporation’s interest in Fox Sports Networks LLC for aggregate consideration of approximately US$1.3 billion. Also, in fiscal 1999, News Corporation sold News America Publications and certain related assets to TV Guide, Inc. in exchange for common stock representing a 43.6% equity interest in TV Guide, Inc. and net cash of US$671 million.
(2)	See Note 1 to the consolidated financial statements of The News Corporation Limited and Subsidiaries for information with respect to a change in dividend policy in fiscal 2002.

NEWS CORPORATION CAPITAL STOCK

General

News Corporation currently has two types of shares outstanding: (1) preferred limited voting ordinary shares (“Preferred Ordinary Shares”), and (2) ordinary shares (“Ordinary Shares”). Holders of the Preferred Ordinary Shares have no voting rights except in limited circumstances while holders of the Ordinary Shares have full voting rights as described below at “—Preferred Ordinary Shares—Voting.”

News Corporation also has outstanding News Corporation Preferred ADSs, each of which represents four Preferred Ordinary Shares. The News Corporation Preferred ADSs are listed on the NYSE and traded under the symbol “NWS.A.” In accordance with the rules of the NYSE, the Preferred Ordinary Shares also are listed on the NYSE solely in connection with the listing of the News Corporation Preferred ADSs, but without the ability to trade.

News Corporation also has outstanding News Corporation Ordinary American Depositary Shares (“Ordinary ADSs”), each of which represents four Ordinary Shares. The News Corporation Ordinary ADSs are listed on the NYSE and traded under the symbol “NWS.” In accordance with the rules of the NYSE, the Ordinary Shares also are listed on the NYSE solely in connection with the listing of the News Corporation Ordinary ADSs, but without the ability to trade.

Preferred ADSs

The News Corporation Preferred ADSs will be issued under the amended and restated deposit agreement (which we sometimes refer to as the “deposit agreement”), dated as of December 3, 1996, as amended by the letter agreement dated as of December 17, 2001, between News Corporation, Citibank, N.A., as depositary, and the holders from time to time of the News Corporation Preferred ADSs. The following is a summary of the material provisions of that agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the deposit agreement and the letter agreement. Copies of the deposit agreement and the letter agreement are available for inspection at the office of the depositary, located at 111 Wall Street, 20th Floor, New York, New York 10043.

American Depositary Receipts

American Depositary Receipts (which we sometimes refer to as “Preferred ADRs”) representing News Corporation Preferred ADSs are issuable by the depositary under the deposit agreement. Each Preferred ADR evidences a specified number of News Corporation Preferred ADSs deposited with the depositary’s custodian, Citicorp Nominees Pty Ltd., located in Melbourne, Australia or its successors or any other firms or corporations appointed as custodians by the depositary. A Preferred ADR may represent any number of News Corporation Preferred ADSs.

Deposit and Withdrawal of Shares

Upon deposit with the custodian of:

•	certificates for Preferred Ordinary Shares or evidence of rights to receive such shares endorsed or accompanied by any appropriate instruments of transfer; and

•	such certifications and payments as may be required by the custodian or the depositary,

the depositary agrees to execute and deliver at its office to, or upon the written order of, the person or persons specified by the depositor, a Preferred ADR or Preferred ADRs for the number of Preferred Ordinary Shares issuable in respect of such deposit.

Each holder of a Preferred ADR is entitled to withdraw the underlying Preferred Ordinary Shares at any time. This right to withdraw is not restricted in any manner, subject only to:

•	temporary delays caused by the closing of transfer books of the depositary or News Corporation or the deposit of Preferred Ordinary Shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; and

•	compliance with any laws or governmental regulations relating to Preferred ADRs or to the withdrawal of deposited securities.

Upon surrendering a Preferred ADR at the depositary’s office, the holder of the Preferred ADR is entitled to delivery, at that office or at the custodian’s office in Melbourne, Australia, of the Preferred Ordinary Shares and any other documents of title at the time represented by the surrendered Preferred ADR. However, the entitlement to delivery is subject to the payment of the fees and charges provided in the deposit agreement, as applicable, and the terms of that agreement. The forwarding of share certificates and other documents of title for delivery at the depositary’s office, in New York, New York will be at the risk and expense of the Preferred ADR holder.

The depositary may issue Preferred ADRs against rights to receive Preferred Ordinary Shares from:

•	News Corporation;

•	any agent of News Corporation; or

•	any other entity involved in ownership or transaction records in respect of the Preferred Ordinary Shares.

The depositary will not issue Preferred ADRs against any other rights to receive Preferred Ordinary Shares unless:

•	such Preferred ADRs are fully collateralized (marked-to-market daily) with cash or U.S. government securities, or other collateral of comparable safety and liquidity;

•	the applicant for such Preferred ADRs represents in writing that it, or its customer, owns such Preferred Ordinary Shares or Preferred ADRs before the issuance of such Preferred ADRs or such evidence of ownership as the depositary deems appropriate; and will hold them in trust for the depositary until delivery upon the depositary’s request; and

•	such issuance shall be terminable by the depositary on not more than five business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate.

Additionally, the depositary intends that the number of Preferred ADRs issued by it prior to the receipt of Preferred Ordinary Shares and outstanding at any one time generally will not exceed 30% of the News Corporation Preferred ADSs issued by the depositary with respect to which Preferred Ordinary Shares are on deposit with the depositary or custodian. However, the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary will set limits with respect to the number of Preferred ADRs and Preferred Ordinary Shares involved in transactions under these provisions on a case-by-case basis. The depositary or the custodian may deliver Preferred Ordinary Shares only in accordance with the deposit agreement.

Voting Deposited Securities

If the depositary receives any notice of any meeting or solicitation of consents or proxies of holders of Preferred Ordinary Shares or other deposited securities, the depositary will:

•	as soon as practicable, fix a record date for determining the Preferred ADR holders entitled to give instructions for the exercise of voting rights or the grant of proxies or consents, as provided in the deposit agreement; and

•	mail to such holders a notice containing:

•	the information contained in the notice of meeting and solicitation materials, if any;

•	a statement that such holders at the close of business on a specified record date will be entitled, subject to applicable law, News Corporation’s constitution and the provisions of the deposited securities, to instruct the depositary as to the exercise of the voting rights (if any) pertaining to the Preferred Ordinary Shares and other deposited securities represented thereby; and

•	a brief statement as to the manner in which such instructions may be given.

If the depositary receives a written request of a Preferred ADR holder on such record date, on or before the date established by the depositary for such purpose, it shall endeavor, insofar as practicable and permitted under applicable law, News Corporation’s constitution and the provisions of the deposited securities, to vote or cause to be voted the amount of Preferred Ordinary Shares or other deposited securities represented by such News Corporation Preferred ADSs, in accordance with the instructions set out in the request. Other than in accordance with instructions received from holders, the depositary will not itself exercise any voting discretion over any News Corporation Preferred ADSs or other deposited securities evidenced by a Preferred ADR.

Dividends, Other Distributions and Rights

Whenever the depositary receives any cash dividend or other cash distribution on the deposited securities, the depositary or the custodian will, subject to the provisions of the deposit agreement:

•	convert on a reasonable basis such dividend or distribution without unreasonable delay into U.S. dollars; and

•	distribute the converted amounts to the record holders entitled to such dividend or distribution, in proportion to the number of News Corporation Preferred ADSs representing such deposited securities held by it, provided, however, that the amount distributed will be reduced by any amounts required to be withheld by News Corporation, the custodian or the depositary on account of taxes.

The depositary will either:

•	distribute the non-U.S. dollar currency received by the depositary to the then Preferred ADR holders entitled to the dividend or distribution; or

•	hold such non-U.S. dollar currency for the respective accounts of such persons, without liability for interest, and distribute to them an appropriate document or notice evidencing their rights to receive such currency, if:

•	the depositary determines that non-U.S. dollar amounts may not be converted on a reasonable basis into the U.S. dollars transferable to the United States;

•	any approval or license of any government or agency, which is required for such conversion, is denied or, in the depositary’s opinion, is unobtainable; or

•	any such approval or license is not obtained within a reasonable period as determined by the depositary.

If any distribution consists of a dividend in Preferred Ordinary Shares or a free distribution of such shares, the depositary may in its discretion, upon prior consultation with and the approval of News Corporation, distribute to the Preferred ADR holders entitled to the dividend or distribution additional Preferred ADRs representing the aggregate number of Preferred Ordinary Shares received, subject to the terms of the deposit agreement. The depositary must distribute such additional Preferred ADRs if News Corporation so requests. In lieu of delivering Preferred ADRs for fractional News Corporation Preferred ADSs in any such case, the depositary may sell the number of Preferred Ordinary Shares represented by the aggregate of such fractions at public or private sale, at such place or places and upon such terms as it may deem proper, and distribute the net proceeds of any such sale, all in the manner and subject to the conditions described in the deposit agreement.

Whenever the depositary or the custodian receives any distribution other than cash or Preferred Ordinary Shares or rights upon any deposited securities, the depositary will, upon consultation with News Corporation, distribute without unreasonable delay to the Preferred ADR holders entitled to the distribution such securities or property in any manner that the depositary, after consultation with News Corporation if practicable, may deem equitable and practicable for accomplishing such distribution. If:

•	in the depositary’s opinion, such distribution cannot be made to the Preferred ADR holders entitled to the distribution; or

•	for any other reason (such as any requirement (1) that News Corporation, the depositary or the custodian withhold an amount on account of taxes, or other governmental charges, (2) under any applicable securities or exchange control regulations or law, or (3) that such securities must be registered under the Securities Act or other law in order to be distributed to holders of Preferred ADRs), the depositary, after consultation with News Corporation if practicable, deems such distribution to be unfeasible, the depositary may adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper or in accordance with applicable law. The net proceeds of any such sale will be distributed by the depositary to the Preferred ADR holders so entitled as in the case of a distribution received in cash.

If News Corporation offers, or causes to be offered, to the holders of any deposited securities any rights to purchase additional Preferred Ordinary Shares or any other rights, such rights shall be made available by the depositary to the Preferred ADR holders in such manner as the depositary may determine, either:

•	by the issue to the record holders so entitled of warrants or other instruments representing such rights; or

•	by such other method as the depositary deems feasible, after consultation with News Corporation,

provided, however, that:

•	if at the time of the offering of any rights, the depositary determines that it is unlawful or not feasible to make such rights available to Preferred ADR holders by the issue of warrants or otherwise; or

•	if the rights, warrants or other instruments are not exercised and appear to be about to lapse,

the depositary in its discretion may, in accordance with applicable law, sell such rights, warrants or other instruments at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of such sale will be distributed to the extent practicable to the Preferred ADR holders so entitled as in the case of a distribution received in cash. Disposal of rights in accordance with this paragraph may reduce the equity interest of the Preferred ADR holders in News Corporation.

If registration under the Securities Act of the securities to which any rights relate is required in order for News Corporation to offer such rights to Preferred ADR holders and sell the securities represented by such rights, the depositary will not offer such rights to the Preferred ADR holders:

•	unless and until such a registration statement is in effect; or

•	unless the offering and sale of such securities to such Preferred ADR holders are exempt from registration under the provisions of the Securities Act.

If such rights are offered, the depositary may dispose of such rights in accordance with the preceding paragraph. News Corporation will, in connection with any offer of such rights, use reasonable efforts to make such rights generally transferable or consent to the transfer of such rights by foreign investors not resident in Australia.

Fixing Record Dates

Whenever:

•	the depositary receives notice of the fixing of a record date by News Corporation for the determination of holders of News Corporation’s Preferred Ordinary Shares or other deposited securities entitled to receive any cash dividend, cash or non-cash distribution, or any rights to be issued with respect to the Preferred Ordinary Shares or other deposited securities;

•	the depositary receives notice of any meeting of holders of the Preferred Ordinary Shares or other deposited securities; or

•	upon such other circumstances as are specified in the deposit agreement,

the depositary will, after consultation with News Corporation if practicable, fix a record date (which, where applicable, will be as close as practicable to the date corresponding to the record date fixed by News Corporation in respect of the Preferred Ordinary Shares) for determining the Preferred ADR holders who will be entitled to:

•	receive such dividend, distribution or rights, or the net proceeds of the sale thereof; or

•	to give instructions for the exercise of voting rights at any such meeting or to take such other action.

Subject to the provisions of the deposit agreement, the record Preferred ADR holders at the close of business on the record date fixed by the depositary will be entitled to:

•	receive the amount distributable by the depositary with respect to such dividend or distribution or rights or the net proceeds of the sale thereof; or

•	give voting instructions for the exercise of such voting rights, in proportion to the number of News Corporation Preferred ADSs held by them.

Transfer of Preferred ADRs

The Preferred ADRs are transferable on the books of the depositary in accordance with the provisions of the deposit agreement. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Preferred ADR, the depositary or a custodian may require:

•	payment of a sum sufficient for reimbursement of any tax or other governmental charge and any stock transfer registration fee with respect thereto;

•	payment of any applicable fees as provided in the deposit agreement;

•	the production of proof satisfactory to it as to the identity and genuineness of any signature; and

•	compliance with any laws or governmental regulations and such reasonable regulations, if any, as the depositary may establish consistent with the provisions of the deposit agreement.

The depositary or News Corporation may:

•	suspend the delivery of Preferred ADRs against deposits of Preferred Ordinary Shares generally;

•	suspend the delivery of Preferred ADRs against deposits of particular Preferred Ordinary Shares;

•	withhold the delivery of Preferred ADRs against the deposit of particular Preferred Ordinary Shares;

•	refuse the registration of transfer of Preferred ADRs in particular instances; or

•	suspend the transfer of Preferred ADRs generally,

during any period when the transfer books are closed, or if any such action is deemed necessary or advisable by the depositary or News Corporation at any time or from time to time because of:

•	any requirement of law, any government or governmental body, authority or commission or under any provision of the deposit agreement;

•	the provisions of, or governing, deposited securities;

•	any meeting of shareholders of News Corporation; or

•	any other reason in accordance with the deposit agreement.

Filing Proofs, Certificates and Other Information

Any person presenting Preferred Ordinary Shares for deposit or any Preferred ADR holder may be required from time to time to:

•	file such proof of citizenship or residence, evidence of the number of Preferred Ordinary Shares beneficially owned and any other matters necessary or appropriate to evidence compliance with applicable laws, the constitution of News Corporation or other matters;

•	file such other information including, without limitation:

•	taxpayer status;

•	exchange control approval; and

•	information relating to the registration on the books of News Corporation (or its appointed agent for transfer and registration of Preferred Ordinary Shares);

•	execute such certificates; and

•	make such representations and warranties,

as the depositary or News Corporation may deem necessary or proper. The depositary may, and will if requested by News Corporation:

•	withhold the delivery or registration of transfer of any Preferred ADR or the distribution of rights or of the proceeds thereof or the delivery of any such deposited securities; and

•	make a reasonable effort to refuse to vote the deposited securities of a specified holder in accordance with instructions received from such holder under the deposit agreement,

until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Amendment of the Deposit Agreement

The form of the Preferred ADRs and any provisions of the deposit agreement may at any time be amended by written agreement between News Corporation and the depositary.

Any amendment:

•	imposing or increasing any fees or charges payable by Preferred ADR holders (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses); or

•	otherwise prejudicing any substantial existing right of Preferred ADR holders,

shall not take effect as to outstanding Preferred ADRs until the expiration of thirty days after notice of such amendment has been given to the record holders of outstanding Preferred ADRs. Every Preferred ADR holder at the time such amendment so becomes effective will be deemed, by continuing to hold such Preferred ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

No amendment may impair the right of any Preferred ADR holder to surrender their Preferred ADR and receive the underlying deposited securities except as permitted under the deposit agreement.

Termination of the Deposit Agreement

The depositary will, at the direction of News Corporation, terminate the deposit agreement by mailing notice of such termination to the record Preferred ADR holders then outstanding under the deposit agreement, at least thirty (30) days prior to the date fixed in such notice for termination. The depositary may likewise terminate the deposit agreement at any time after sixty days of delivering to News Corporation a written notice of its election to resign, and a successor depositary has not been appointed and accepted its appointment within such sixty days.

If any Preferred ADRs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter shall:

•	discontinue the registration of transfer of Preferred ADRs;

•	suspend the distribution of dividends to the holders of any outstanding Preferred ADRs; and

•	not give further notices or perform any further acts under the deposit agreement, except for:

•	the collection of dividends and other distributions pertaining to the deposited securities;

•	the sale of rights as provided in the deposit agreement; and

•	the delivery of the deposited securities, together with any dividends or other distributions received with respect to the deposited securities and the net proceeds of the sale of any rights or other property, in exchange for surrendered Preferred ADRs.

At any time after the expiration of six months from the date of termination, the depositary may:

•	sell the deposited securities then held at public or private sale, at such place or places as it deems proper, and in accordance with applicable law, and

•	thereafter hold uninvested the net proceeds of such sale, together with any cash then held by it under the deposit agreement, in an unsegregated escrow account, without liability for interest, for the pro rata benefit of the outstanding Preferred ADR holders.

Notices and Reports

On or before the date that News Corporation gives notice to its shareholders, by publication or otherwise, of:

•	any meeting of holders of its Preferred Ordinary Shares or other deposited securities;

•	any adjourned meeting of such holders; or

•	the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of the deposited securities,

News Corporation will transmit to the depositary and the custodian a copy of such notice in the form given to holders of the Preferred Ordinary Shares or other deposited securities.

The depositary will, at News Corporation’s expense:

•	arrange for the prompt transmittal by the custodian to the depositary of such notices and any other reports and communications which are made generally available by News Corporation to holders of its Preferred Ordinary Shares; and

•	arrange for the mailing of copies of such notices, reports and other communications to all Preferred ADR holders; or

•	at News Corporation’s request, make such notices, reports and other communications available to Preferred ADR holders on a basis similar to that for holders of Preferred Ordinary Shares or other deposited securities or on such other basis as News Corporation may advise the depositary may be required by any applicable law or regulation.

The depositary will make available for inspection by Preferred ADR holders at its office, any reports and communications received from News Corporation which are both:

•	received by the depositary as the holder of the deposited securities; and

•	made generally available to the holders of such deposited securities by News Corporation,

and the depositary will furnish such communications and reports to Preferred ADR holders upon request of such holders.

Inspection of Transfer Books

The depositary will keep books in the Borough of Manhattan, The City of New York, New York for the registration and transfer of Preferred ADRs. These books will at all reasonable times be open for inspection by:

•	the Preferred ADR holders; and

•	News Corporation,

provided that such inspection, to the depositary’s knowledge, shall not be for the purpose of communicating with Preferred ADR holders in the interest of a business or object other than:

•	the business of News Corporation; or

•	a matter related to the deposit agreement or Preferred ADRs.

The depositary may close the books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the deposit agreement or at the request of News Corporation.

Charges of Depositary

The depositary will charge:

•	the party to whom Preferred ADRs are delivered against deposits of stock; and

•	the party surrendering Preferred ADRs for delivery of stock and other deposited securities,

$5.00 per 100 News Corporation Preferred ADSs (or fraction thereof) represented by each Preferred ADR delivered or surrendered. News Corporation will pay other charges of the depositary except for:

•	stock transfer and other taxes and other governmental charges;

•	fees of the depositary for execution, delivery, transfer, combination, split-up or surrender of, and the making of distributions with respect to, Preferred ADRs;

•	fees for registration, exchange or transfer of Preferred Ordinary Shares;

•	expenses incurred by the depositary in the conversion of foreign currency; and

•	such cable, telex or facsimile transmission and delivery charges as are expressly provided in the deposit agreement.

Liability of Holders for Taxes or Other Charges

Any tax or other governmental charge or assessment which becomes payable by the depositary with respect to:

•	a Preferred ADR; or

•	any deposited security evidenced by a Preferred ADR,

will be payable by such Preferred ADR holder or any deposited security represented by a News Corporation Preferred ADS. Until such payments are made:

•	any transfer of such News Corporation Preferred ADS or any split-up or combination or withdrawal of deposited securities represented by the share may be refused;

•	any dividends or other distributions may be withheld; and

•	any part or all of the deposited securities evidenced by such Preferred ADR and not sold may be sold for the account of the holder of such Preferred ADR,

and such dividends or other distributions or the proceeds of any such sale may be applied to any payment of such tax or other governmental charge. The holder of such Preferred ADR remains liable for any deficiency.

Limitation on Liability

The depositary, News Corporation or any of their respective agents will not be liable to the Preferred ADR holders if the depositary is prevented or delayed in performing its obligations under the deposit agreement by:

•	any present or future law,

•	any rule or regulation;

•	any present or future provision of News Corporation’s constitution; or

•	any circumstances beyond its control.

The obligations of the depositary and the custodian under the deposit agreement are expressly limited to performing their respective obligations and duties specified in that agreement in good faith using their best judgment.

Preferred Ordinary Shares

News Corporation’s constitution provides directors with the power to issue shares, options and securities with such preferred, deferred or other special rights or such restrictions, whether with regard to dividends, voting, return of capital, payment of calls or otherwise, as the directors may decide, including:

•	Preferred Ordinary Shares;

•	Ordinary Shares;

•	Non-Voting Ordinary Shares;

•	Converting Preference Shares, which are convertible into Ordinary Shares and otherwise have rights and privileges attached to them as set out in News Corporation’s constitution;

•

Redeemable Ordinary Shares, which upon transfer or disposal prior to a “triggering event” (as defined at the time of issuance) other than to a “permitted transferee” (also as so defined) are automatically redeemed and converted into one Preferred Ordinary Share for each Redeemable Ordinary Share redeemed, plus an amount of cash calculated in accordance with News Corporation’s constitution equating to the excess of the then current market price of the Redeemable Ordinary Shares over the current market price of the Preferred Ordinary Shares. The Redeemable Ordinary Shares otherwise have the rights and privileges attached to them as specified in News Corporation’s constitution;

•	Perpetual Preference Shares, with such rights attaching to them as the directors determine on or prior to allotment, but in accordance with News Corporation’s constitution; and

•	Redeemable Preference Shares, with such rights attaching to them as the directors determine on or prior to allotment, but in accordance with News Corporation’s constitution.

As of September 30, 2003, there were outstanding 2,097,473,050 Ordinary Shares, 3,233,132,891 Preferred Ordinary Shares and no shares of any other classes in News Corporation capital stock. Australian Stock Exchange Listing Rule 7.1 generally provides that a company may not issue (in any 12 month period) equity securities where such issuance would be more than 15% of the number of ordinary securities already on issue without the approval of the holders of ordinary securities. An issue of Preferred Ordinary Shares of News Corporation is excluded from the operation of this rule by Listing Rule 7.2 because such shares are preference shares that comply with certain requirements of the Australian Stock Exchange Listing Rule and cannot be converted into any other class of equity security.

Voting

At annual and extraordinary general meetings of shareholders:

•	five members entitled to vote and present in person, by proxy, attorney or (if a corporation) representative constitute a quorum;

•	each holder of Ordinary Shares or a proxy, attorney or (if a corporation) representative of such holder present has one vote on a show of hands; and

•	on a poll, each holder of Ordinary Shares present in person or by proxy, attorney or representative has one vote per Ordinary Share registered in his name (provided that votes on a poll in respect of partly paid Ordinary Shares are pro rata in accordance with the amount paid up on such shares).

Votes at meetings are conducted by a show of hands unless a poll is demanded. A poll may be demanded by:

•	the chairman of the meeting;

•	no fewer than five shareholders present and having a right to vote at the meeting; or

•	members with at least 5% of the votes that may be cast on a resolution on a poll.

A majority of votes cast is required generally for the passing of resolutions.

A holder of a Preferred Ordinary Share may vote only under the following circumstances:

•	on a proposal to reduce the share capital of News Corporation;

•	on a proposal to wind up or during the winding up of News Corporation;

•	on a proposal for the disposal of the whole of the property, business and undertaking of News Corporation;

•	when any preferential dividend declared on such Preferred Ordinary Shares is in arrears;

•	on a proposal which affects rights attached to the Preferred Ordinary Share; or

•	on a resolution to approve the terms of a buy-back agreement.

Other than as set forth in the preceding paragraph, a holder of a Preferred Ordinary Share has no right to vote. If a holder of a Preferred Ordinary Share is entitled to vote by virtue of the above, such holder is entitled to vote in the same manner and subject to the same conditions as a holder of an Ordinary Share. The rights and privileges attached to each class into which the capital of News Corporation is divided may be modified, abrogated or dealt with only by a three-fourths majority of the votes cast at a separate meeting of the holders of that class. The following circumstances will be deemed to directly affect the rights attached to, and the rights and privileges of holders of, Preferred Ordinary Shares:

•	the issuance of other preference shares ranking in any respect prior to Preferred Ordinary Shares; or

•	the conversion of Ordinary Shares and Non-Voting Ordinary Shares into preference shares ranking in any respect prior to or ranking equally with the Preferred Ordinary Shares.

But the issue of other preference shares ranking equally with the Preferred Ordinary Shares or of additional Preferred Ordinary Shares will be deemed not to affect directly such rights or privileges.

Dividends

Dividends on Ordinary Shares

Subject to the satisfaction of the rights of holders of Preferred Ordinary Shares, dividends on Ordinary Shares:

•	may be declared by the directors of News Corporation;

•	are payable only out of the profits of News Corporation; and

•	are distributed among holders of those shares in proportion to the amount of capital paid on those shares by such holders.

Dividends on Preferred Ordinary Shares

Each Preferred Ordinary Share will confer a preferential but non-cumulative right to dividends in respect of any financial year of News Corporation equal to the greater of:

•	the base dividend, which is such amount (if any) as is declared by the directors as a dividend not exceeding 15% of the paid up capital on the Preferred Ordinary Shares (or a lesser percentage in proportion to any increase in the capital resulting from a bonus issue of Preferred Ordinary Shares); and

•	the premium dividend, which is 120% of the aggregate of all dividends declared in that financial year on an Ordinary Share paid up to the same proportion as such Preferred Ordinary Share for the same period of time.

If dividends on the Preferred Ordinary Shares are not declared in respect of any fiscal year or, if any dividends declared on Preferred Ordinary Shares in respect of the fiscal year fall short in aggregate of 15% on the amount of capital paid up on such shares, such omission or shortfall shall not limit the dividends which may be declared or paid on the Ordinary Shares in respect of any subsequent year.

No dividends may be paid to the holders of Preferred Ordinary Shares or Ordinary Shares until all “base dividends” and “supplementary dividends” (each as defined in News Corporation’s constitution) payable in respect of Converting Preference Shares, if any are on issue, immediately preceding the declaration of dividends in those other classes of shares or any of them, have been paid or otherwise provided in full.

All Ordinary Shares are entitled to dividends equally, without preference, with all other such shares, according to the capital paid up on such shares at a rate declared by the directors, but the right to such a dividend is subject to:

•	the prior or concurrent declaration of the greater of the base dividend or the premium dividend on the Preferred Ordinary Shares in respect of the same financial year; and

•	in the case of an interim dividend of the same financial year, prior or concurrent payment in respect of each preferred share of the greater of:

•	50% of the preferred dividend, which is the amount of dividend declared in respect of each of the Preferred Ordinary Shares; and

•	an amount equal to 120% of all dividends paid on Ordinary Shares paid up to the same proportion as such Preferred Ordinary Share in that financial year; and

•	in the case of a final dividend, prior or concurrent payment of the remainder of the preferred dividend.

The directors or members in a general meeting may also resolve that:

•	profits or other legally available reserves be capitalized and distributed among such of the shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportions; and

•	the same be applied for the benefit of members in certain distributions of capital, including:

•	payment of unpaid capital on shares;

•	issuing fully paid shares or debentures; or

•	in accordance with the rules of a bonus share plan of News Corporation.

Dividends on any class of securities of News Corporation are not required to be paid in the fiscal year in respect of which they are declared and are payable:

•	on the date specified by the board of directors at the time of declaration; or

•	if no such date is specified, forthwith after the declaration.

Rights on a Winding-Up

On a winding up of News Corporation, News Corporation’s assets (including capital uncalled at the commencement of the winding up) remaining after paying and discharging its debts and liabilities and the costs of the winding up, are to be applied as follows:

•	first, if any Converting Preference Shares are on issue in payment to the holders of Converting Preference Shares of any “base dividends” (as defined in News Corporation’s constitution) not paid and any “supplementary dividend” (as defined in News Corporation’s constitution) not declared on those shares;

•	second, if any Converting Preference Shares are on issue in repayment of the capital paid up on Converting Preference Shares;

•	third, in repayment of the capital paid up on the Preferred Ordinary Shares pro rata according to the amounts so paid;

•	fourth, in payment to the holders of the Preferred Ordinary Shares of the preferential dividends declared but not paid on their shares pro rata according to the amounts not paid;

•	fifth, (if any Redeemable Ordinary Shares are on issue) in repayment to the holders of Redeemable Ordinary Shares of up to A$1.00 for every 1,000 Redeemable Ordinary Shares held;

•	sixth, in repayment of the capital paid up on the Ordinary Shares (and, if any are on issue, the Non-Voting Ordinary Shares) pro rata according to the amounts so paid;

•	seventh, in payment to the holders of Preferred Ordinary Shares, Ordinary Shares, (and, if any are on issue Redeemable Ordinary Shares and Non-Voting Ordinary Shares) of non-preferential dividends declared but not paid on their shares pro rata according to the amounts not paid;

•	and lastly, any residue shall be divided amongst the holders of the Preferred Ordinary Shares, Ordinary Shares, (and, if any are on issue) Redeemable Ordinary Shares and Non-Voting Ordinary Shares pro rata according to the amounts of capital paid up on such shares, respectively.

On a winding up of News Corporation, repayment of the capital of members will rank junior to payment of all of the creditors of News Corporation. Also, as between holders of preferred shares in the News Corporation, holders of Preferred Ordinary Shares will rank junior to holders of any Converting Preference Shares on issue.

If any Perpetual Preference Shares or Redeemable Preference Shares are issued by News Corporation, their ranking on winding up shall be one of the terms determined by the directors in accordance with News Corporation’s constitution on or prior to the issue of those shares, and:

•	they shall rank senior to Ordinary Shares and, (if any are on issue,) Redeemable Ordinary Shares; and

•	they may rank equally, without preference, with, or junior to, Converting Preference Shares or other classes of preference shares outstanding at the time those shares are issued, including the Preferred Ordinary Shares, depending on their terms of issue.

Transfers

News Corporation’s constitution permits its shares to be transferred in any manner permitted by the listing rules of the Australian Stock Exchange and the business rules of the Australian Securities Clearing House.

News Corporation’s constitution also makes provision for the refusal to register any transfer of shares:

•	where the shares are subject to a lien in respect of unpaid calls;

•	where an escrow agreement has been entered into in accordance with the listing rules of the Australian Stock Exchange;

•	where such transfer would create a new shareholding of a less than marketable parcel;

•	where such transfer must or may be refused in accordance with the Australian Stock Exchange Listing Rules, the Australian Corporations Act or the Australian Securities Clearing House Business Rules; or

•	where such transfer would require registration of more than three persons as joint holders (unless they are executors or trustees of a deceased shareholder).

The Listing Rules of the Australian Stock Exchange also provide for an application to be made to the Australian Securities Clearing House, if certain circumstances exist, to prevent shares from being transferred. All shares of News Corporation are presently approved for participation in the Clearing House Electronic Subregister System administered by the Australian Securities Clearing House.

Other than transfers under the Business Rules of the Australian Securities Clearing House, as permitted by News Corporation’s constitution, the following must be delivered to News Corporation as a prerequisite to a transfer in the register of shareholders:

•	an instrument of transfer in proper form and duly stamped;

•	the share certificates (if any); and

•	such other information relating to the transferor’s right to dispose of the shares as the directors require.

The share registry office of News Corporation is Computershare Investor Services Pty Ltd Level 5, 115 Grenfell Street, Adelaide, South Australia, Australia.

Australian Exchange Controls and Other Limitations Affecting Holders

The Australian Banking (Foreign Exchange) Regulations and other Australian legislation and regulations control and regulate, or permit the control and regulation of, a broad range of payments and transactions involving non-residents of Australia. News Corporation is not restricted from transferring funds from Australia or placing funds to the credit of non-residents of Australia subject to:

•	withholding for Australian tax due in respect of dividends (to the extent they are unfranked) and interest and royalties paid to non-residents of Australia; and

•	a requirement for approval from the Reserve Bank of Australia or in some cases the Minister for Foreign Affairs for certain payments or dealings in or out of Australia to or on behalf of:

•	members of the previous government of Iraq, its senior officials and their immediate families;

•	certain supporters of the former government of the Federal Republic of Yugoslavia;

•	the Taliban or any undertaking owned or controlled directly or indirectly by the Taliban and certain other named terrorist organizations and individuals; or

•	certain ministers and senior officials of the Government of Zimbabwe.

This list is subject to change from time to time.

Accordingly, at the present time, remittance of dividends on the Preferred Ordinary Shares to the depositary is not subject to exchange controls.

Other than under the Australian Corporations Act, the Foreign Acquisitions and Takeovers Act (insofar as such laws apply) or as contained in associated Australian government policy (and except as otherwise described above), there are no limitations, either under Australian law or under News Corporation’s constitution on the right to hold or vote Preferred Ordinary Shares.

Limitations on Foreign Acquisitions and Investment in Australian Companies

The following Australian laws impose limitations on the right of non-residents or non-citizens of Australia to hold, own or vote shares in News Corporation.

Australian Foreign Acquisitions and Takeovers Act

Each of the following persons is defined by the Australian Foreign Acquisitions and Takeovers Act to be a foreign person for the purposes of that Act:

•	any natural person not ordinarily resident in Australia, or

•	any corporation or trustee of a trust estate in which:

•	a natural person not ordinarily resident in Australia, or a foreign corporation (being a body corporate organized outside Australia), holds a “substantial interest” (as defined in the following paragraph); or

•	in which two or more such persons or foreign corporations hold an “aggregate substantial interest” (as defined in the following paragraph).

A person is deemed to hold a “substantial interest:”

•	in a corporation if the person, alone or together with any associates (as defined in the Australian Foreign Acquisitions and Takeovers Act):

•	is in a position to control at least 15% of the voting power in the corporation; or

•	holds interests in at least 15% of the issued shares in the corporation; and

•	in a trust estate, if the person alone or together with any associates (as so defined) holds a beneficial interest in at least 15% of the corpus or income of the trust estate.

Two or more persons are deemed to hold an “aggregate substantial interest:”

•	in a corporation, if they together with any associates (as so defined):

•	are in a position to control at least 40% of the voting power in the corporation; or

•	hold at least 40% of the issued shares in the corporation; and

•	in a trust estate, if they together with any associates hold in the aggregate beneficial interests in at least 40% of the corpus or income of the trust estate.

Where a trustee has power or discretion under the terms of a trust as to the distribution of income or corpus of the trust estate to beneficiaries, each beneficiary is taken for the purposes of the definitions of “substantial interest” and “aggregate substantial interest” above to hold a beneficial interest in the maximum percentage of income or corpus of the trust estate that the trustee is empowered to distribute to that beneficiary.

Compulsory Notification

As applied to News Corporation, the Australian Foreign Acquisitions and Takeovers Act prohibits any foreign person (as described above) from entering into an agreement by virtue of which the foreign person acquires any interests in any shares if:

•	the foreign person already holds a substantial interest in News Corporation; or

•	on acquisition of those interests (together with any interests in other shares in News Corporation that the person has offered to acquire) the foreign person would hold a substantial interest,

without first applying in the prescribed form for approval of such acquisition by the Australian Treasurer and such approval being granted or (if no order is made) forty (40) days having elapsed after such application was made.

The circumstances in which a person is to be taken to hold an interest in a share are widely described in the Australian Foreign Acquisitions and Takeovers Act and, without limitation, include:

•	having a legal or equitable interest in the share;

•	having entered into a contract to purchase the share or an option over the share or an interest in the share; or

•	having the right to vote the share otherwise than by reason of the appointment as a proxy or representative at a meeting of members.

The Australian Foreign Acquisitions and Takeovers Act also provides that, for the purpose of that Act, a holder of a substantial interest or holders of an aggregate substantial interest (including any such interest held by other applications of the relevant provision) in a corporation or a trust estate which:

•	is in a position to control any voting power in another corporation; or

•	holds interest in shares in another corporation or in another trust estate,

shall be taken to be in the position to control such voting power in the other corporation or to hold such interests in the other corporation or in the other trust estate (as the case may be).

The Australian Treasurer has the power to compel divestiture of shares where:

•	an Australian corporation becomes foreign controlled or undergoes a change in foreign control without the consent of the Australian Treasurer. A change in foreign control is determined according to whether:

•	a substantial interest or an aggregate substantial interest is acquired by the foreign person or persons; or

•	where foreign persons hold an aggregate substantial interest, there is any change in the foreign persons holding any interest; and

•	the Treasurer is satisfied that such a result would be contrary to the national interest.

Voluntary Notification

The Australian Foreign Acquisitions and Takeovers Act does not require compulsory notification of the acquisition of an aggregate substantial interest. However, it is possible to lodge a voluntary notification of a proposed transaction that would invoke an aggregate substantial interest under that Act to ascertain the Australian Treasury Department’s view of the transaction. If the Australian Treasury Department advises that it does not object to the transaction or the time period in which the Australian Treasury Department is permitted to make a decision expires, then the Treasurer will not be permitted to compel divestiture of the shares that are the subject of the notified transaction.

News Corporation believes that Cruden Investments Pty. Limited may technically be deemed to be a foreign person under the Australian Foreign Acquisitions and Takeovers Act. Based upon the latest information available to it, News Corporation has reason to believe that approximately an additional 45% of the Ordinary Shares and approximately an additional 59.6% of News Corporation’s issued capital in total are held by a foreign person or persons. As a result, foreign persons may already hold an aggregate substantial interest in News Corporation.

The Australian Treasury Department issues from time to time a statement of its policy relating to foreign investment in terms of particular industry sectors (including the media sector). The current foreign investment policy is available from the Australian Treasury Department’s web site located at http://www.treasury.gov.au.

The Australian Treasury Department which administers the Australian Foreign Acquisitions and Takeovers Act has stated that any transaction which falls within the scope of the order-making powers of the Australian Foreign Acquisitions and Takeovers Act should be the subject of a voluntary notification under the Act, unless the transaction is a “portfolio” investment of less than five percent. The Australian Treasury Department defines a “portfolio” shareholding as one that does not enable the owner of the shares to exercise control or potential control over the operations of the company.

Accordingly, investors who may wish to hold shares in News Corporation which do not satisfy the definition of a “portfolio” shareholding or who are not sure whether their shareholding is or will be a “portfolio” investment (either on its own or together with other holdings of the investor and its associates) are advised to obtain their own independent advice on whether the investment requires notification to, or the approval of, the Australian Treasurer.

The Australian Corporations Act

As applied to News Corporation, the Australian Corporations Act prohibits any person (including a corporation) from acquiring a “relevant interest” in Ordinary Shares, except under a takeover bid or in certain other exceptional circumstances, if after the acquisition that person’s or someone else’s voting power in News Corporation would:

•	increase from 20% or below to more than 20%; or

•	increase from a starting point that is above 20% and below 90%.

In general terms, a person’s voting power in News Corporation is (1) the total number of votes attached to Ordinary Shares in which the person or an “associate” of the person has a relevant interest divided by (2) the total number of votes attached to all of News Corporation’s Ordinary Shares.

In general terms, a person is considered to have a “relevant interest” in a share under the Australian Corporations Act if he is the holder of the share or has, or is deemed under the Australian Corporations Act to have:

•	power to exercise, or to control the exercise of, the right to vote attached to that share; or

•	power to dispose of, or to control the exercise of a power to dispose of, that share,

whether such power is direct or indirect and legally enforceable or not, and irrespective of restrictions and restraints on such power and other matters and things as specified in the Australian Corporations Act. A person is considered to have acquired a share when he or she has acquired such power over such share.

It does not matter how remote the relevant interest is or how it arises. The concepts of “power” and “control” are given wide and extended meanings in this context in order to deem certain persons to hold a “relevant interest.” For example, each person who has voting power above 20% in a company or managed investment scheme which in turn holds shares in News Corporation is deemed to have a relevant interest in those News Corporation shares. Certain situations (set out in the Australian Corporations Act) which would otherwise constitute the holding of a “relevant interest” are excluded form the definition.

Shares are regarded as being held by a person if they are held by a corporation which the person controls or in which the person has a 20% voting interest.

In general terms, a person is considered to be an “associate” of another person (the primary person) under the Australian Corporations Act:

•	if the primary person is a body corporate, if the person is a director or secretary of the body, a related body corporate (as defined in the Australian Corporations Act) or a director or secretary of a related body corporate,

•	in relation to a body corporate, if the primary person has entered, or proposes to enter, into an agreement:

•	under which one of them will have any voting power with respect to the body;

•	for the purpose of influencing the conduct of the affairs of the body;

•	under which one of them may be required to dispose of shares in the body; or

•	if he is a person with whom the primary person is acting, or proposes to act.

The above Australian Corporations Act prohibition is subject to certain exceptions which must be strictly complied with to be applicable.

Share Capital

Ordinary and Preferred Ordinary Shares

At June 30, 2003, we had A$29,728,000 share capital (2002: A$29,529,000; 2001: A$22,268,000), consisting of A$6,531,000 relating to Ordinary Shares (2002: A$6,503,000; 2001: A$6,469,000) and A$23,197,000 (2002: A$23,026,000; 2001: A$15,799,000) relating to Preferred Ordinary Shares. At June 30, 2003, there were issued and outstanding 2,097,411,050 Ordinary Shares (2002: 2,094,411,035; 2001:

2,091,801,440) and 3,230,088,260 Preferred Ordinary Shares (2002: 3,208,685,775; 2001: 2,660,797,506). As of September 30, 2003 there were issued and outstanding 2,097,473,050 Ordinary Shares, of which 85,314,582 were represented by Ordinary ADSs and 3,233,132,891 Preferred Ordinary Shares, of which 471,699,313 were represented by Preferred ADSs . None of the shares has par or stated value.

During fiscal 2003, we issued 3,000,015 Ordinary Shares and 21,392,485 Preferred Ordinary Shares. The number of Ordinary Shares and Preferred Ordinary Shares outstanding changed because of the exercise of stock options and the issuance of shares pursuant to our dividend reinvestment plan. On October 15, 2003 we issued 23,255,814 Preferred ADSs to Liberty Media Corporation. On December 22, 2003 we issued approximately 130.7 million Preferred ADSs in connection with our acquisition of a 34% interest in Hughes Electronics Corporation, of which approximately 28.6 million Preferred ADSs were issued to GM.

All of our outstanding shares are fully paid. Our constitution provides that shares may be held in registered form or in bearer form, at the option of the shareholder. Under Australian law, neither us nor any of our subsidiaries may hold our shares.

Stock Options

As of August 13, 2003, we had 214,000 options to purchase our Ordinary Shares and 271,138,971 options to purchase our Preferred Ordinary Shares outstanding under our stock option plans, of which all options to purchase Ordinary Shares and 136,502,098 options to purchase Preferred Ordinary Shares were exercisable as of such date. Each of these options gives the right to acquire one of our Ordinary Shares and 1/2 of a Preferred Ordinary Share or one of our Preferred Ordinary Shares, as appropriate.

Information relating to share options and the evolution of our share capital is set forth in Note 25 to our consolidated financial statements for the fiscal year ended June 30, 2003, which are included in our 2003 Form 20-F, which is incorporated by reference herein.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition by U.S. Holders and Non-U.S. Holders of Preferred ADSs. For purposes of this discussion, a “U.S. Holder” means an owner of a Preferred ADS that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and over which one or more United States persons have the authority to control all substantial decisions of the trust. However, in the case of an estate or trust, the discussion of U.S. Holders applies only to the extent such entity’s income is taxed to the entity or its beneficiaries on a net income basis under United States tax law. A “Non-U.S. Holder” is any individual or entity, other than a partnership for United States federal tax purposes, that owns a Preferred ADS and is not a U.S. Holder.

If an entity that is treated as a partnership for United States federal tax purposes holds a Preferred ADS, the tax treatment of the partnership and a partner of such partnership will depend upon the status of the partner, the activities of the partnership, and other factors. If you are a partner of such a partnership you are urged to consult your tax advisor.

This discussion does not consider all possible tax consequences of the acquisition, ownership or disposition of the Preferred ADSs and may not reflect the tax consequences to any particular holder. Unless otherwise stated, this summary deals only with Preferred ADSs that are held as capital assets (generally, assets held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code, the Treasury Regulations thereunder, cases and Internal Revenue Service (“IRS”) rulings, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The tax treatment of a holder of the Preferred ADSs may vary depending upon the holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, U.S. expatriates, persons that have a functional currency other than the United States dollar, or persons that will hold the Preferred ADSs as a position in a straddle, as part of a synthetic security or hedge, or as part of a “conversion transaction” or other integrated investment. In addition, this summary does not address any aspects of state, local, estate or non-United States tax laws. Prospective investors are urged to consult their tax advisor as to the particular consequences of acquiring, owning and disposing of the Preferred ADSs including the application and effect of United States federal, state, local, estate and non-United States tax laws.

U.S. Holders

Distributions on Preferred ADSs. The gross amount of any distribution made by News Corporation to a U.S. Holder with respect to any Preferred ADSs held by the U.S. Holder generally will be includable in the income of the U.S. Holder as dividend income to the extent that such distribution is paid out of News Corporation’s current or accumulated earnings and profits as determined under United States federal income tax principles. Dividends will generally constitute foreign source “passive” income for foreign tax credit purposes. The dividend income generally will not be eligible for the dividends received deduction allowed to corporations. For the tax rate applicable to “qualified dividend income” received by an individual U.S. Holder, see below under “—Tax Rate Changes.”

If the amount of any distribution exceeds News Corporation’s current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in its Preferred ADSs, reducing such tax basis (but not below zero), and thereafter as gain from the sale or exchange of property.

The amount of any dividend paid in non-United States currency will be equal to the United States dollar value of such currency on the date the dividend is included in income, regardless of whether the payment is in fact converted into United States dollars. A U.S. Holder will generally be required to recognize foreign currency gain or loss when such U.S. Holder sells or disposes of non-United States currency. A U.S. Holder may also be required to recognize foreign currency gain or loss upon receipt of a refund under an applicable treaty of tax withheld in excess of the treaty rate. This foreign currency gain or loss will generally be treated as U.S. source ordinary income or loss.

Any non-United States withholding tax with respect to a dividend may be used as a credit against a U.S. Holder’s United States federal income tax liability, subject to certain conditions and limitations.

Disposition of Preferred ADSs. A U.S. Holder generally will recognize capital gain or loss for United States federal income tax purposes on the sale, exchange or other taxable disposition of Preferred ADSs held by the U.S. Holder in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s tax basis in the Preferred ADSs. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Preferred ADSs for more than one year. For the tax rate applicable to long-term capital gains recognized by an individual U.S. Holder, see below under “—Tax Rate Changes.”

Tax Rate Changes. Under recently enacted United States legislation, which is generally effective for tax years beginning after December 31, 2002 through tax years beginning on or before December 31, 2008, the individual federal income tax rates on long-term capital gains and “qualified dividend income” have been reduced. A dividend from a non-U.S. corporation is “qualified dividend income” only if such corporation is a “qualified foreign corporation” (and certain holding period and other requirements are met). A non-U.S. corporation is generally a “qualified foreign corporation” if it is not a passive foreign investment company (as defined in the following paragraph) in the tax year in which the dividend is paid or the preceding tax year, and either (i) it is eligible for benefits under a comprehensive U.S. income tax treaty determined to be satisfactory to the United States Department of the Treasury or (ii) its stock with respect to which the dividend is paid is readily tradable on an established securities market in the United States. The United States Department of the Treasury announced in IRS Notice 2003-69 that the Australia-U.S. income tax treaty meets the requirements in clause (i) of the preceding sentence, and in Notice 2003-71 that an American depositary receipt (in respect of common or ordinary shares) traded on the New York Stock Exchange (such as a Preferred ADS) meets the requirement in clause (ii) of the preceding sentence.

United States Passive Foreign Investment Company Rules. News Corporation believes that it will not be treated as a passive foreign investment company (“PFIC”) for United States federal income tax purposes for the current taxable year or for any future taxable year. However, an actual determination of PFIC status is factual and cannot be made until the close of the applicable taxable year. News Corporation will be a PFIC for any taxable year in which either (i) 75% or more of its gross income is passive income or (ii) its assets that produce passive income or that are held for the production of passive income amount to at least 50% of the value of its total assets on average. For purposes of this test, News Corporation will be treated as directly owning its proportionate share of the assets, and directly receiving its proportionate share of the gross income, of each corporation in which it owns, directly or indirectly, at least 25% of the value of the shares of such corporation. If News Corporation were to become a PFIC, the United States federal income tax applicable to distributions on Preferred ADSs, and any gains a U.S. Holder recognizes on disposition of such shares, may be less favorable to such U.S. Holder. Accordingly, each U.S. Holder should consult with its own professional tax advisor regarding the PFIC rules.

Backup Withholding and Information Reporting. Dividends and payments on the proceeds from the sale, exchange or other disposition of the Preferred ADSs received in exchange therefor may be subject to information reporting to the IRS and possibly to United States backup withholding, currently at a rate of 28%. United States federal backup withholding generally is imposed on specified payments to persons that fail to furnish required information. Backup withholding will generally not apply to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or who is otherwise exempt from backup withholding. Any U.S. Holder required to establish exempt status generally must file Internal Revenue Service Form W-9, Request for Taxpayer Identification Number and Certification.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing required information.

Non-U.S. Holders

Distributions on and Disposition of Preferred ADSs. A Non-U.S. Holder of Preferred ADSs will generally not be subject to United States federal income or withholding tax on distributions with respect to such ADSs. Such Non-U.S. Holder will also generally not be subject to United States income or withholding tax on gain realized on the sale, exchange or other disposition of such ADSs. However, any such distribution or disposition will result in United States federal income tax if (i) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and who has a tax home or an office or fixed place of business in the United States to which the gain is attributable or (ii) the distribution or gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, or, if a tax treaty applies, attributable to a United States permanent establishment maintained by such Non-U.S. Holder. A Non-U.S. Holder that is treated as a corporation for United States federal income tax purposes also will be subject to a United States branch profits tax, equal to 30% of such Non-U.S. Holder’s “effectively connected earnings and profits” for the taxable year, unless such Non-U.S. Holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

Backup Withholding and Information Reporting. Dividends and payments on the proceeds from the sale, exchange or other disposition of the Preferred ADSs received in exchange therefor may be subject to information reporting to the IRS and possibly to United States backup withholding, currently at a rate of 28%. United States federal backup withholding generally is imposed on specified payments to persons that fail to furnish required information. Backup withholding will generally not apply to a Non-U.S. Holder who furnishes a certificate of non-United States status and makes any other required certification, or who is otherwise exempt from backup withholding. Any Non-U.S. Holder required to establish exempt status generally must file Internal Revenue Service Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Non-U.S. Holder’s United States federal income or withholding tax liability. A Non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing required information.

SELLING SECURITY HOLDER

We are registering all 114,299,104 Preferred Ordinary Shares (represented by 28,574,776 Preferred ADSs) covered by this prospectus on behalf of General Motors Corporation, the selling security holder named in the table below (including its donees, pledgees, transferees or other successors-in-interest who receive any of the Preferred ADSs covered by this prospectus). We are registering the Preferred ADSs in order to permit the selling security holder to offer these securities for resale from time to time. The selling security holder may sell all, some or none of the Preferred ADSs covered by this prospectus. For more information, see “Plan of Distribution.”

The following table sets forth certain information with respect to the selling security holder, including the number of Preferred ADSs beneficially owned by the selling security holder as of the date of this prospectus, the number of Preferred ADSs offered hereby and the number of Preferred ADSs owned by the selling security holder following the sale of the offered securities.

Selling Security Holder	Number of Preferred ADSs Beneficially Owned Prior to this Offering		Percentage of Preferred Ordinary Shares Beneficially Owned Prior to this Offering(2)(3)	Number of Preferred ADSs Offered Hereby		Number of Preferred ADSs Beneficially Owned After this Offering(3)(4)
General Motors Corporation	28,574,776	(1)	3.0%	28,574,776	(1)	0
300 Renaissance Center
Detroit, Michigan 48265-3000

(1)	Represents an aggregate of 114,299,104 Preferred Ordinary Shares.
(2)	Each Preferred ADS represents four Preferred Ordinary Shares.
(3)	Based on the 3,331,360,322 Preferred Ordinary Shares outstanding on November 10, 2003 plus the 522,840,544 Preferred Ordinary Shares represented by the 130,710,136 Preferred ADSs we issued in connection with the Hughes Transactions.
(4)	Assumes that the selling security holder disposes of all of the Preferred ADSs covered by this prospectus and does not acquire or dispose of any additional Preferred ADSs. However, the selling security holder is not representing that any of the Preferred ADSs covered by this prospectus will be offered for sale, and the selling security holder reserves the right to accept or reject, in whole or in part, any proposed sale of Preferred ADSs.

Prior to the completion of the Hughes Transactions, GM owned all of the outstanding common stock of Hughes and held an approximately 19.8% retained economic interest in Hughes. As a result of the Hughes Transactions, Hughes was separated from GM and we acquired a 34% interest in Hughes.

This prospectus also covers any additional Preferred ADSs that become issuable in connection with the Preferred ADSs being registered by reason of any stock dividend, stock split or other similar transaction effected with the receipt of consideration which results in an increase in the number of our outstanding Preferred ADSs.

PLAN OF DISTRIBUTION

The selling security holder may sell Preferred ADSs (a) through agents; (b) to or through underwriters or dealers; or (c) directly to one or more purchasers. The offered securities may be sold in market offerings or at a negotiated or competitive bid basis. We will not receive any of the proceeds from the sale of the Preferred ADSs.

By Agents

The Preferred ADSs may be sold on a continuing basis through agents. The agents may agree to use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and the selling security holder.

The agents may sell the Preferred ADSs on the New York Stock Exchange, or on any other exchange on which the Preferred ADSs are listed, at prevailing market prices through (a) ordinary brokers’ transactions or (b) in block transactions. In block transactions, the agents may purchase all or a portion of the Preferred ADSs as principal for their own account and resell them.

The agents may also sell the Preferred ADSs in a fixed price offering. If this happens, the selling security holder would sell Preferred ADSs to the agents for their own account at a negotiated price (which is related to the prevailing market price), and the agents may form a group of dealers to participate with them in reselling the Preferred ADSs.

The agents may also sell the Preferred ADSs by conducting a special offering or exchange distribution in accordance with the rules of the stock exchange on which the Preferred ADSs are listed.

By Underwriters

If underwriters are used in the sale, the Preferred ADSs may be acquired by the underwriters for their own account. The underwriters may resell the Preferred ADSs in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale which may be changed. The obligations of the underwriters to purchase the Preferred ADSs would be subject to certain conditions. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The selling security holder may also grant underwriters an option to buy additional Preferred ADSs to cover overallotments in the sale of the Preferred ADSs they may acquire.

Direct Sales

The selling security holder may sell Preferred ADSs directly. In this case, no underwriters or agents would be involved.

General Information

The ADSs are listed on the New York Stock Exchange.

The selling security holder and any broker-dealers, agents and underwriters that participate in the distribution of the Preferred ADSs may be deemed to be underwriters as defined in the Securities Act of 1933. As underwriters, any profits on the resale of the Preferred ADSs and any compensation to be received by a broker-dealer, agent or underwriter may be deemed to be underwriting discounts and commissions under the Securities Act.

If the selling security holder is deemed an underwriter, it will be subject to the prospectus delivery requirements of the Securities Act.

We and the selling security holder may have agreements with the agents, dealers, and underwriters to indemnify them from certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the agents, dealers or underwriters may be required to make.

In connection with any fixed price offering, exchange distribution, or special offering, the selling group, which would include dealers who enter into an underwriting agreement with the selling security holder, may engage in transactions which stabilize, maintain or otherwise affect the market price of the Preferred ADSs. Specifically, the selling group may overallot in connection with the offering, creating a short position. In addition, they may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the Preferred ADSs. Finally, the selling group may reclaim selling concessions allowed for distributing Preferred ADSs in the offering, if the selling group repurchases previously distributed Preferred ADSs in the market to cover overallotments or to stabilize the price of the Preferred ADSs. Any of these activities may stabilize or maintain the market price of the Preferred ADSs above independent market levels. The selling group is not required to engage in any of these activities, and may stop at any of the activities at any time.

Dealers, agents and underwriters that participate in the distribution of the Preferred ADSs may engage in transactions with, or perform services for, News Corporation or the selling security holder in the ordinary course of their business.

Australian Selling Restrictions

A purchaser of Preferred ADSs may not offer for sale or sell any Preferred ADSs acquired from the selling security holder under this prospectus, or the Preferred Ordinary Shares which are represented by them, in Australia to any person other than by way of, or pursuant to, an offer that does not need disclosure under the Australian Corporations Act 2001. Failure on the part of the purchaser to comply with that restriction within 12 months of issue will be a breach of Australian law by the purchaser.

Indemnification

We have agreed to indemnify and hold harmless the selling security holder and any underwriter that participates in the offering or sale of Preferred ADSs against certain liabilities under the Securities Act that could arise in connection with the offering or sale of Preferred ADSs covered by this prospectus or the related registration statement or any amendment or supplement thereto. We shall not be obligated to indemnify the selling security holder or any underwriter in the event that the material misstatement or omission is made or omitted in reliance on and in conformity with written information with respect to the selling security holder provided by the selling security holder.

ENFORCEABILITY OF CIVIL LIABILITIES

UNDER THE FEDERAL SECURITIES LAWS

News Corporation is a corporation organized under the laws of Australia. Since some of the directors of News Corporation and certain of the experts named herein reside outside the United States, it may not be possible to effect service of process within the United States upon such persons, directors, officers and experts or to enforce, in U.S. courts, judgments against such persons obtained in U.S. courts and predicated on the civil liability provisions of the federal securities laws of the United States. Furthermore, since all directly owned assets of News Corporation are located outside the United States, any judgment obtained in the United States against News Corporation may not be collectible within the United States. News Corporation has been advised by its Australian counsel, Allens Arthur Robinson, that there is doubt as to the enforceability of civil liabilities under U.S. federal securities laws in actions originating in federal and state courts in Australia. Allens Arthur Robinson has further advised News Corporation, however, that subject to certain conditions, exceptions and time limitations, Australian courts will enforce foreign (including U.S.) judgments for liquidated amounts in civil matters, including (although there is no express authority relating thereto) judgments for such amounts rendered in civil actions under the U.S. federal securities laws. Such counsel is not aware of any reason under present Australian law for avoiding enforcement of a judgment of a U.S. court against News Corporation on the ground that the same would be contrary to Australian public policy. Such counsel has expressed no opinion, however, as to whether the enforcement by an Australian court of any judgment would be effected in any currency other than Australian dollars and if in Australian dollars the date of determination of the applicable exchange rate from U.S. dollars to Australian dollars. News Corporation hereby irrevocably submits to the jurisdiction of New York State and U.S. federal courts sitting in The City of New York for the purpose of any suit, action or proceeding arising out of the offering of the Preferred ADSs, and hereby irrevocably appoints News America Incorporated at 1211 Avenue of the Americas, New York, New York 10036, to accept service of process in any such action.

LEGAL MATTERS

Certain legal matters will be passed upon by Hogan & Hartson L.L.P. with respect to the Preferred ADSs, as applicable, and by Allens Arthur Robinson with respect to News Corporation. Allens Arthur Robinson have given their consent to be named in this prospectus as Australian solicitors of News Corporation and have been involved only in the preparation of the advice specifically attributed to them in the section entitled “Enforceability of Civil Liabilities Under the Federal Securities Laws.” Allens Arthur Robinson have not, however, been involved in the preparation of the remaining content of this document and are not to be regarded as accepting responsibility as experts for any matters other than those on which they have advised as aforesaid. Unless indicated otherwise in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters by Kirkland & Ellis LLP. Kirkland & Ellis LLP has from time to time rendered legal advisory services to News Corporation and its affiliates.

EXPERTS

The consolidated financial statements of The News Corporation Limited and subsidiaries appearing in The News Corporation Limited’s Annual Report on Form 20-F for the year ended June 30, 2003, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Fox Entertainment Group, Inc. for the year ended June 30, 2001 appearing in The News Corporation Limited’s Annual Report on Form 20-F for the year ended June 30, 2003, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

On April 16, 2002, Fox Entertainment Group, Inc. dismissed Arthur Andersen LLP as its independent auditors. On April 16, 2002, Fox Entertainment Group, Inc. appointed Ernst & Young LLP to replace Arthur Andersen as the independent auditors of Fox Entertainment Group, Inc. Prior to the date of filing of this document, the Arthur Andersen partner responsible for the audit of the audited consolidated financial statements of Fox Entertainment Group, Inc. for the year ended June 30, 2001 resigned from Arthur Andersen. As a result, after reasonable efforts, Fox Entertainment Group, Inc. has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this document of its audit. Under these circumstances, Rule 437a under the Securities Act permits the filing of this document without a written consent from Arthur Andersen. Because Arthur Andersen has not consented to the inclusion of its audit in this document, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

The consolidated financial statements of Fox Entertainment Group, Inc. and subsidiaries appearing in The News Corporation Limited’s Annual Report on Form 20-F for the year ended June 30, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

On July 15, 2002, Stream S.p.A. appointed Reconta Ernst & Young S.p.A. to replace Arthur Andersen S.p.A. as its independent auditors. Prior to the date of filing of this document, the Arthur Andersen partner responsible for the audit of the audited financial statements of Stream for the year ended December 31, 2001 resigned from Arthur Andersen. As a result, after reasonable efforts, Stream has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this document of its audit for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits the filing of this document without a written consent from Arthur Andersen. Because Arthur Andersen has not consented to the inclusion of its audit in this document, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

The 2001 financial statements of Stream S.p.A., appearing in The News Corporation Limited’s Annual Report on Form 20-F for the year ended June 30, 2003, have been audited by Reconta Ernst & Young S.p.A., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of British Sky Broadcasting Group plc for the year ended June 30, 2003 incorporated into this document by reference to the Annual Report on Form 20-F/A of News Corporation for the year ended June 30, 2003, filed on December 8, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Gemstar-TV Guide International, Inc. incorporated by reference in The News Corporation Limited’s Annual Report on Form 20-F for the year ended June 30, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

We have not authorized any dealer or salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus unless the information specifically indicates that another date applies.

28,574,776 American Depositary Shares,

each representing four

Preferred Limited Voting Ordinary Shares

The News Corporation Limited

PROSPECTUS

            , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 199A of the Australian Corporations Act provides:

“(1)	A company or a related body corporate must not exempt a person (whether directly or through an interposed entity) from a liability to the company incurred as an officer or auditor of the company.

(2)	A company or a related body corporate must not indemnify a person (whether by agreement or by making a payment and whether directly or through an interposed entity) against any of the following liabilities incurred as an officer or auditor of the company:

(a)	a liability owed to the company or a related body corporate;

(b)	a liability for a pecuniary penalty order under section 1317G or a compensation order under section 1317H;

(c)	a liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

This subsection does not apply to a liability for legal costs.

(3)	A company or related body corporate must not indemnify a person (whether by agreement or by making a payment and whether directly or through an interposed entity) against legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred:

(a)	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under subsection (2); or

(b)	in defending or resisting criminal proceedings in which the person is found guilty; or

(c)	in defending or resisting proceedings brought by ASIC or a liquidator for a court order if the grounds for making the order are found by the court to have been established; or

(d)	in connection with proceedings for relief to the person under this Law in which the Court denies the relief.

Paragraph (c) does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order.

(4)	For the purpose of subsection (3), the outcome of proceedings is the outcome of the proceedings and any appeal in relation to the proceedings.”

Section 116 of the Articles of Association of News Corporation provides as follows:

“(1)	To the extent permitted by law and without limiting the powers of the Company, the Company must indemnify each person who is, or has been, a director, principal executive officer or secretary of the Company against any liability which results directly or indirectly from facts or circumstances relating to the person serving or having served in that capacity: (a) incurred on or after 15 April 1994 to any person (other than the Company or a related body corporate), whether or not arising from a prior contingent liability, and which does not arise out of conduct involving a lack of good faith or conduct known to the person to be wrongful; or (b) for costs and expenses incurred by the person in defending proceedings, whether civil or criminal, in which judgment is given in favor of the person or in which the person is acquitted, or in connection with any application in relation to such proceedings in which the court grants relief to the person under the Law.

(2)	The Company need not indemnify a person as provided for in paragraph (1) in respect of a liability to the extent that the person is entitled to an indemnity in respect of that liability under a contract of insurance.

(3)	To the extent permitted by law and without limiting the powers of the Company, the board of directors may authorize the Company to, and the Company may, enter into any: (a) documentary indemnity in favor of; or (b) insurance policy for the benefit of, a person who is, or has been, a director, principal executive officer, secretary, auditor, employee or other officer of the Company, or of a subsidiary of the Company.

(4)	The benefit of any indemnity previously given to any person in respect of liabilities incurred prior to 15 April 1994 is not affected by this Article.

(5)	The benefit of each indemnity given in paragraph (1) continues, even after its terms are modified or deleted, in respect of a liability arising out of acts or omissions occurring prior to the modification or deletion.”

We have agreed to indemnify and hold harmless the selling security holder and any underwriter that participates in the offering or sale of Preferred ADSs against certain liabilities under the Securities Act that could arise in connection with the offering or sale of Preferred ADSs covered by this prospectus or the related registration statement or any amendment or supplement thereto. We shall not be obligated to indemnify the selling security holder or any underwriter in the event that the material misstatement or omission is made or omitted in reliance on and in conformity with written information with respect to the selling security holder provided by the selling security holder.

ITEM 9

EXHIBITS

Number	Description
4.1	Memorandum and Constitution of The News Corporation Limited, as amended on October 18, 1994 (Incorporated by reference to Exhibit 1.3 to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1994)

4.2	Amendments to the Constitution of The News Corporation Limited, dated January 31, 1995 and October 10, 1995 (Incorporated by reference to Exhibit 1.1 to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1995)

4.3	Form of Preferred Ordinary Shares of The News Corporation Limited (Incorporated by reference to Exhibit (a) to the Registration Statement of The News Corporation Limited on Form 8-A (File No. 1-9141) filed with the Securities and Exchange Commission on November 2, 1994)

4.4	Amended and Restated Deposit Agreement, dated as of December 3, 1996, among The News Corporation Limited, Citibank, N.A. and the holders from time to time of American Depositary Receipts issued thereunder, representing American Depositary Shares of The News Corporation Limited each representing four Preferred Ordinary Shares (Incorporated by reference to Exhibit 4.2 to the Registration Statement of The News Corporation Limited on Form F-4 (Registration No. 333-6190) filed with the Securities and Exchange Commission on December 20, 1996)

4.5	Form of Preferred American Depositary Shares of The News Corporation Limited (Incorporated by reference to Exhibit A of Exhibit 4.2 to Amendment No. 1 to the Registration Statement of The News Corporation Limited on Form F-3 (Registration No. 333-13556) filed with the Securities and Exchange Commission on June 29, 2001)

5.1	Opinion of Allens Arthur Robinson with respect to The News Corporation Limited*

23.1	Consent of Ernst & Young regarding The News Corporation Limited*

23.2	Consent of Ernst & Young regarding Fox Entertainment Group, Inc.*

23.3	Consent of Deloitte & Touche LLP regarding British Sky Broadcasting Group plc*

23.4	Consent of Reconta Ernst & Young S.p.A. regarding Stream S.p.A.*

23.5	Consent of Ernst & Young regarding Gemstar-TV Guide International, Inc.*

23.6	Consent of Allens Arthur Robinson (included in Exhibit 5.1)

24	Powers of Attorney (included in signature page)

99	Registration Rights Agreement by and between The News Corporation Limited and General Motors Corporation dated as of April 9, 2003 (Incorporated by reference to Exhibit 99.6 to the Registration Statement of The News Corporation Limited on Form F-4 (Registration No. 333-105853) filed with the Securities and Exchange Commission on June 5, 2003)

*	Filed herewith.

ITEM 10 OF FORM F-3

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities being offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act of 1933, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2003.

THE NEWS CORPORATION LIMITED

By:	/S/ K. RUPERT MURDOCH
K. Rupert Murdoch Chairman and Chief Executive

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints K. Rupert Murdoch, David F. DeVoe and Arthur M. Siskind, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any other, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 22, 2003.

Signature	Title

/S/ K. RUPERT MURDOCH K. Rupert Murdoch	Executive Director, Chairman and Chief Executive (Principal Executive Officer)

/S/ DAVID F. DEVOE David F. DeVoe	Executive Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/S/ CHASE CAREY Chase Carey	Executive Director

/S/ PETER CHERNIN Peter Chernin	Executive Director

/S/ LACHLAN K. MURDOCH Lachlan K. Murdoch	Executive Director

/S/ ARTHUR M. SISKIND Arthur M. Siskind	Executive Director and Authorized Representative in the United States

/S/ KENNETH E. COWLEY Kenneth E. Cowley	Non-Executive Director

/S/ ANDREW S.B. KNIGHT Andrew S.B. Knight	Non-Executive Director

/S/ RODERICK I. EDDINGTON Roderick I. Eddington	Non-Executive Director

/S/ GRAHAM J. KRAEHE Graham J. Kraehe	Non-Executive Director

/S/ THOMAS J. PERKINS Thomas J. Perkins	Non-Executive Director

/S/ STANLEY S. SHUMAN Stanley S. Shuman	Non-Executive Director

/S/ GEOFFREY C. BIBLE Geoffrey C. Bible	Non-Executive Director

INDEX TO EXHIBITS

Number	Description
4.1	Memorandum and Constitution of The News Corporation Limited, as amended on October 18, 1994 (Incorporated by reference to Exhibit 1.3 to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1994)

4.2	Amendments to the Constitution of The News Corporation Limited, dated January 31, 1995 and October 10, 1995 (Incorporated by reference to Exhibit 1.1 to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1995)

4.3	Form of Preferred Ordinary Shares of The News Corporation Limited (Incorporated by reference to Exhibit (a) to the Registration Statement of The News Corporation Limited on Form 8-A (File No. 1-9141) filed with the Securities and Exchange Commission on November 2, 1994)

4.4	Amended and Restated Deposit Agreement, dated as of December 3, 1996, among The News Corporation Limited, Citibank, N.A. and the holders from time to time of American Depositary Receipts issued thereunder, representing American Depositary Shares of The News Corporation Limited each representing four Preferred Ordinary Shares (Incorporated by reference to Exhibit 4.2 to the Registration Statement of The News Corporation Limited on Form F-4 (Registration No. 333-6190) filed with the Securities and Exchange Commission on December 20, 1996)

4.5	Form of Preferred American Depositary Shares of The News Corporation Limited (Incorporated by reference to Exhibit A of Exhibit 4.2 to Amendment No. 1 to the Registration Statement of The News Corporation Limited on Form F-3 (Registration No. 333-13556) filed with the Securities and Exchange Commission on June 29, 2001)

5.1	Opinion of Allens Arthur Robinson with respect to The News Corporation Limited*

23.1	Consent of Ernst & Young regarding The News Corporation Limited*

23.2	Consent of Ernst & Young regarding Fox Entertainment Group, Inc.*

23.3	Consent of Deloitte & Touche LLP regarding British Sky Broadcasting Group plc*

23.4	Consent of Reconta Ernst & Young S.p.A. regarding Stream S.p.A.*

23.5	Consent of Ernst & Young regarding Gemstar-TV Guide International, Inc.*

23.6	Consent of Allens Arthur Robinson (included in Exhibit 5.1)

24	Powers of Attorney (included in signature page)

99	Registration Rights Agreement by and between The News Corporation Limited and General Motors Corporation dated as of April 9, 2003 (Incorporated by reference to Exhibit 99.6 to the Registration Statement of The News Corporation Limited on Form F-4 (Registration No. 333-105853) filed with the Securities and Exchange Commission on June 5, 2003)

*	Filed herewith.